Filed Pursuant to Rule 424(b)(2)
File Number 333-198735

Product Supplement to the Prospectus and the Prospectus Supplement, each as may be amended from time to time, that form a part of Registration Statement No. 333-198735 – No. 35

GS Finance Corp.

Medium-Term Notes, Series E

guaranteed by

The Goldman Sachs Group, Inc.

Airbag Securities

Linked to an Underlier or a Basket of Underliers

GS Finance Corp. may from time to time offer and sell underlier-linked notes, which we refer to as the notes or the airbag performance securities, the payments and performance of which will be linked to the performance of an underlier or a basket of underliers. When we refer to an underlier, we mean an individual index or an individual exchange-traded fund. The accompanying prospectus and the accompanying prospectus supplement, each as may be amended from time to time, that form a part of Registration Statement No. 333-198735, any general terms supplement that is specified in the applicable pricing supplement (which we refer to as the applicable general terms supplement) and this product supplement no. 35 dated December 22, 2015 describe terms that will apply generally to the notes, including any notes you purchase. This product supplement no. 35 is intended to be read in conjunction with the other prospectuses above, including as to certain terms used in this product supplement no. 35 that are defined in such other prospectuses. A separate pricing supplement, which we refer to as the applicable pricing supplement, will describe terms that apply specifically to your notes, including any changes to the general terms contained herein and in the applicable general terms supplement.

The notes may bear interest at a fixed rate or a floating rate, or may not bear any interest at all, as specified in the applicable pricing supplement. The amount payable at maturity on your notes is linked to the performance of a specified underlier or a weighted basket of underliers, as specified and described in the applicable pricing supplement or the applicable general terms supplement, in each case as measured over the life of the notes. On the stated maturity date, for each of your notes, you will be paid the cash settlement amount, if any. The cash settlement amount is subject to any adjustments or modifications as provided in this product supplement no. 35, the applicable general terms supplement and the applicable pricing supplement for your notes.

The return on your notes at maturity will be based on the performance of the underlier or basket of underliers, as applicable, as measured by the percentage change in the closing level of the specified underlier or the weighted average of the closing levels of the underliers included in the specified basket of underliers, as applicable, on the determination date or each averaging date, as applicable (the final underlier level or final basket level, as applicable, subject to adjustments as described elsewhere in this product supplement no. 35 and the applicable general terms supplement) from the initial underlier level or initial basket level, as applicable, which will be specified in the applicable pricing supplement and, with respect to the initial underlier level, may be higher or lower than the actual closing level of the underlier on the trade date. We refer to this percentage change as the underlier return or basket return, as applicable. If the underlier return or basket return is less than 0%, or if the final underlier level or basket level is less than the threshold level, if a threshold level applies to your notes, you would lose a portion of your investment in the notes and you may lose your entire investment, depending on the performance of the underlier or the basket of underliers. In addition, if an underlier is denominated in a currency other than U.S. dollars, the closing level of the underlier may also depend on the relevant foreign currency exchange rate for such underlier, if specified in the applicable pricing supplement.

The cash settlement amount will be an amount in cash equal to:

●	if the final underlier or basket level is greater than the initial underlier or basket level, the face amount of a note plus an additional amount equal to the product of the participation rate or multiplier, as applicable (which will be a positive percentage that may be greater than, equal to or less than 100%, as specified in the applicable pricing supplement), times 1% of the face amount of a note for every 1% positive underlier or basket return, subject to the cap level if one is specified in the applicable pricing supplement; any increase in the final underlier or basket level over the cap level will not increase the cash settlement amount;
●	if the applicable pricing supplement specifies a threshold level (which will be a positive amount less than the initial underlier or basket level) based on a threshold amount, and if the final underlier or basket level is less than or equal to the initial underlier or basket level but greater than or equal to the threshold level (i.e., the underlier has not declined by more than the threshold amount), the face amount of a note; if the applicable pricing supplement specifies a threshold level based on a threshold amount, and if the final underlier or basket level is less than the threshold level (i.e., the underlier has declined by more than the threshold amount), the face amount of a note minus an amount equal to the product of the threshold multiplier (which will be greater than or equal to 1.0, as specified in the applicable pricing supplement) times 1% of the face amount of a note for every 1% negative underlier or basket return below the underlier or basket return at the threshold level; or
●	if the applicable pricing supplement does not specify a threshold level, and if the final underlier or basket level is equal to the initial underlier or basket level, the face amount of a note; if the applicable pricing supplement does not specify a threshold level, and if the final underlier or basket level is less than the initial underlier or basket level, the face amount of a note minus an amount equal to 1% of the face amount of a note for every 1% negative underlier or basket return.

Therefore, if the applicable pricing supplement specifies a threshold level, to the extent that the final underlier or basket level declines from the initial underlier or basket level by more than the threshold amount such that the final underlier or basket level is below the threshold level, the rate of decline in the amount you will be paid on your notes, if any, on the stated maturity date may exceed the rate of decline in the applicable underlier or basket of underliers beyond the threshold amount. You could lose all or a substantial portion of your investment in the notes, even if the applicable pricing supplement specifies a threshold level. A final underlier or basket level below the threshold level or initial underlier or basket level, as the case may be, will reduce the amount you will receive on your notes, if any, on the stated maturity date below the face amount of your notes. Furthermore, if an underlier is denominated in a currency other than U.S. dollars and the applicable pricing supplement specifies an exchange rate for such underlier, even if the underlier appreciates over the life of your notes, you may lose a significant amount of your investment if the applicable currency in which such underlier is denominated declines relative to the U.S. dollar. In addition, if the participation rate or multiplier, as applicable, for your notes is less than 100%, the rate of increase in the amount you will be paid on your notes on the stated maturity date will be less than the rate of increase in the applicable underlier or basket of underliers. Furthermore, if the applicable pricing supplement specifies a cap level, the amount you will be paid on your notes on the stated maturity date will be capped and may not reflect the full increase in the underlier or basket level.

The general terms of the notes are described beginning on page S-35 and include the following:

Issuer: GS Finance Corp.

Guarantor: The Goldman Sachs Group, Inc.

Underlier or underliers included in a basket: as specified in the applicable pricing supplement and described in the applicable general terms supplement or applicable pricing supplement

Cash settlement amount: on the stated maturity date, for each of your notes the issuer will pay you an amount in cash calculated as described under “General Terms of the Notes — Payment of Principal on Stated Maturity Date” on page S-35

Face amount: each note will have a face amount equal to $1,000, or integral multiples of $1,000 in excess thereof, unless otherwise specified in the applicable pricing supplement

Stated maturity date: as specified in the applicable pricing supplement, subject to postponement as described in the applicable general terms supplement, unless otherwise specified in your pricing supplement

Determination date: as specified in the applicable pricing supplement, subject to postponement as described in the applicable general terms supplement, unless otherwise specified in your pricing supplement

Interest rate (coupon) (if any): none unless specified in the applicable pricing supplement

Interest payment dates: none unless specified in the applicable pricing supplement

Interest reset dates: none unless specified in the applicable pricing supplement

Calculation agent: Goldman, Sachs & Co.

Your investment in the notes involves certain risks. See “Additional Risk Factors Specific to the Notes” beginning on page S-30 to read about investment risks relating to the notes.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this product supplement no. 35, the applicable general terms supplement, the accompanying prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

GS Finance Corp. may use this product supplement no. 35 in the initial sale of the notes. In addition, Goldman, Sachs & Co., or any affiliate of GS Finance Corp. may use this product supplement no. 35 in a market-making transaction in notes after its initial sale. Unless GS Finance Corp. or its agent informs the purchaser otherwise in the confirmation of sale, this product supplement no. 35 is being used in a market-making transaction.

Goldman, Sachs & Co.

Product Supplement No. 35 dated December 22, 2015.

In this product supplement no. 35, when we refer to a “note”, we mean an underlier-linked note unless the context requires otherwise. Each of the notes has the terms described under “Summary Information” on page S-1 and under “General Terms of the Notes” on page S-35. Please note that in this product supplement no. 35, references to “GS Finance Corp.”, “we”, “our” and “us” refer only to GS Finance Corp. and do not include its consolidated subsidiaries or affiliates. Also, references to “The Goldman Sachs Group, Inc.”, our parent company, refer only The Goldman Sachs Group, Inc., and do not include its consolidated subsidiaries, while references to “Goldman Sachs” mean The Goldman Sachs Group, Inc. together with its consolidated subsidiaries and affiliates, including us. References to “holders” mean those who own notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in notes registered in street name or in notes issued in book-entry form through The Depository Trust Company (“DTC”). Please review the special considerations that apply to owners of beneficial interests in the accompanying prospectus, under “Legal Ownership and Book-Entry Issuance”. References in this product supplement no. 35, the applicable general terms supplement and the applicable pricing supplement to the notes having a face amount of $1,000 are intended as illustrative; the actual face amount of the notes will be reflected in the aggregate on the global note representing the notes. Also, references to the “accompanying prospectus” mean the accompanying prospectus and where the context so requires, as supplemented by the accompanying prospectus supplement for Medium-Term Notes, Series E, each of GS Finance Corp. and The Goldman Sachs Group, Inc. and each as may be amended from time to time, that form a part of Registration Statement No. 333-198735. References to the “indenture” in this product supplement no. 35 mean the senior debt indenture, dated October 10, 2008, as supplemented by the First Supplemental Indenture, dated as of February 20, 2015, each among us, The Goldman Sachs Group, Inc., as guarantor, and The Bank of New York Mellon, as trustee. This indenture is referred to as the “GSFC 2008 indenture” in the above-referenced accompanying prospectus supplement for Medium-Term Notes, Series E.

The Notes Are Part of a Series

The notes are part of a series of debt securities, entitled “Medium-Term Notes, Series E”, that we may issue under our indenture from time to time. The notes are “indexed debt securities”, as defined in the accompanying prospectus. The notes will be fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This product supplement no. 35 summarizes financial and other terms that apply generally to the notes. We describe terms that apply generally to all Series E medium-term notes in “Description of Notes We May Offer” and “Description of Debt Securities We May Offer” in the accompanying prospectus supplement for Series E medium-term notes and accompanying prospectus, respectively. An applicable general terms supplement will describe certain underliers to which your notes may be linked and certain other terms that apply generally to the notes. Terms capitalized here but not defined are used as defined in the applicable pricing supplement, or if not defined in the applicable pricing supplement, as defined in the general terms supplement or prospectus.

Please note that the information about the settlement or trade dates, issue price discounts or commissions and net proceeds to GS Finance Corp. in the applicable pricing supplement relates only to the initial issuances and sales of your notes. If you have purchased your notes in a market-making transaction after any initial issuance and sale, any such relevant information about the sale to you will be provided in a separate confirmation of sale.

Specific Terms Will Be Described in Pricing Supplements

The specific terms of your notes will be described in a pricing supplement accompanying this product supplement no. 35. The terms described there supplement those described here, in the applicable general terms supplement and in the accompanying prospectus. The terms described here supplement those described in the accompanying prospectus and are in addition to the terms described in the applicable general terms supplement. If the terms described here are inconsistent with those described in the accompanying prospectus or in the applicable general terms supplement, the terms described here are controlling. If the terms described in the applicable pricing supplement are inconsistent with those described here or in the applicable general terms supplement or accompanying prospectus, the terms described in the applicable pricing supplement are controlling. If the applicable pricing supplement specifies a different meaning for any term described herein, that modified definition will be deemed to apply to this product supplement no. 35 for all purposes with respect to your notes.

SUMMARY INFORMATION

Payment of Principal at Maturity

Subject to modification as provided in the applicable pricing supplement, on the stated maturity date, we will exchange each of your notes for the cash settlement amount, if any, subject to any adjustments or modifications as described below.

Cash Settlement Amount for Notes With a Threshold Level

The applicable pricing supplement may specify a threshold level and threshold amount for your notes. If the applicable pricing supplement so provides, the threshold level will be a specified percentage (less than 100% and greater than 0%) of the initial underlier or basket level.

In such a case, whether the notes are linked to a single underlier or a weighted basket of underliers, if the final level of the applicable underlier or basket of underliers is greater than the initial level of such underlier or basket of underliers, the cash settlement amount will equal the face amount of each of your notes plus an additional amount equal to the product of the participation rate or multiplier, as applicable (as described below) times 1% of the face amount of each of your notes for every 1% positive underlier or basket return, subject to the cap level (as described below) if one is specified in the applicable pricing supplement. Since the applicable underlier or basket return will be a positive percentage in this case, the cash settlement amount will be greater than the face amount of each of your notes. If, on the other hand, the final level of the applicable underlier or basket of underliers is less than or equal to the initial level of such underlier or basket of underliers but greater than or equal to the threshold level, the cash settlement amount will equal the face amount of each of your notes. Further, if the final level of the applicable underlier or basket of underliers is less than the threshold level, the cash settlement amount will equal the face amount of each of your notes minus an amount equal to the product of the threshold multiplier (as described below) times 1% of the face amount of each of your notes for every 1% negative underlier or basket return below the underlier or basket return at the threshold level. Since the threshold multiplier will be positive, the cash settlement amount will be less than the face amount of each of your notes. In addition, unless the applicable pricing supplement otherwise provides, the threshold multiplier will exceed 1.0 and therefore the rate of decrease in the cash settlement amount will exceed the rate of decrease in the final underlier level or final basket level, as applicable, as compared to the initial underlier level or initial basket level, as applicable, beyond the specified threshold amount. In such a case, the cash settlement amount could even be zero. If the applicable pricing supplement specifies that the threshold multiplier is 1.0, the rate of decrease in the cash settlement amount will equal the rate of decrease in the underlier or basket return, as applicable, and the minimum cash settlement amount will equal the threshold amount times the face amount of each of your notes.

The participation rate or multiplier, as applicable, will be a positive percentage but may be less than 100%. The participation rate or multiplier indicates the extent to which you will participate in any positive return in the applicable underlier or basket of underliers. For example, if the participation rate or multiplier for your notes were set at 85% and the underlier or basket return were 10%, the cash settlement amount for each of your notes would equal the product of the face amount of each of your notes times 108.5% (assuming the cap level is not applicable). If the applicable pricing supplement specifies a participation rate or multiplier that is less than 100%, you will participate in less than the full return of the applicable underlier or basket of underliers over the life of your notes. If the applicable pricing supplement specifies a participation rate or multiplier that equals 100%, you will participate in the full positive return of the applicable underlier or basket of underliers. If the participation rate or multiplier is greater than 100%, you will participate in the return of the applicable underlier or basket of underliers to a greater extent than as measured by such return alone, or in other words, on a leveraged basis.

The threshold multiplier, which will be positive, indicates the rate of decrease in the cash settlement amount compared to any rate of decrease in the underlier or basket return, as applicable, below the threshold level. If you purchase notes with a threshold multiplier greater than 1.0, and if the final underlier or basket level is less than the threshold level, the cash settlement amount, if any, will decrease at a greater rate than the rate of decrease in the underlier or basket return, as applicable. If you purchase notes with a threshold multiplier equal to 1.0, the cash settlement amount will decrease at the same rate as the rate of decrease in the return of the applicable underlier or basket of underliers below the threshold level. In such a case, the cash settlement amount will be no less than the threshold amount times the face amount of each of your notes.

The return of the applicable underlier or basket of underliers, which we refer to as the underlier return or the basket return, is equal to the percentage, if any, by which the final level of the applicable underlier or basket of underliers (which we refer to as the final underlier level or final basket level) differs from the initial level of such underlier or basket of underliers (which we refer to as the initial underlier level or initial basket level). The underlier or basket return measures the performance of the applicable underlier or basket of underliers over the life of the notes by measuring the change in the final underlier or basket level (as determined on the determination date, or the averaging dates, as applicable, for the notes) over the initial underlier or basket level (as determined on the original trade date for the notes). As a result, temporary fluctuations in the underlier or basket level during the interim life of the notes may have little, if any, impact on the cash settlement amount, if any, that will be paid at maturity.

Calculation of Cash Settlement Amount for Notes Linked to a Single Underlier

For notes linked to a single underlier, if the final underlier level is greater than the initial underlier level, the cash settlement amount will be calculated as follows:

cash settlement amount  =  face amount  +  (face amount × participation rate or multiplier × underlier return)

, provided that the cash settlement amount will be subject to the cap level, as described under “— Cash Settlement Amount for Notes Subject to a Cap Level” below, if one is specified in the applicable pricing supplement, where,

face amount	=	unless otherwise specified in the applicable pricing supplement, each note will have a face amount equal to $1,000, or integral multiples thereof in excess of $1,000

participation rate or multiplier	=	a positive percentage specified in the applicable pricing supplement, which could be greater than, equal to or less than 100% (or 1.0)

underlier return	=	final underlier level – initial underlier level initial underlier level	,expressed as a percentage
initial underlier level	=	as specified in the applicable pricing supplement

final underlier level	=	the closing level of the underlier on the determination date, or, if the applicable pricing supplement specifies multiple averaging dates, the arithmetic average of the closing levels of the underlier on each of the specified averaging dates, except in limited circumstances described in the applicable general terms supplement and subject to adjustment as provided in the applicable general terms supplement

closing level	=	unless otherwise specified in the applicable pricing supplement, as described in the applicable general terms supplement, subject to adjustment, if applicable, as described under “General Terms of the Notes — Payment of Principal on Stated Maturity Date — Cash Settlement Amount for Notes With Underliers Denominated in Non-U.S. Dollars and That Are Adjusted to Reflect Their U.S. Dollar Value” on page S-38 and where,

stated maturity date	=	the date specified in the applicable pricing supplement, subject to postponement as described in the applicable general terms supplement or as provided in the applicable pricing supplement

determination date	=	the date specified in the applicable pricing supplement or, if the applicable pricing supplement specifies averaging dates, the date of the last averaging date for the notes, in each case subject to postponement as described in the applicable general terms supplement or as provided in the applicable pricing supplement

averaging dates	=	the dates, if any, that may be specified in the applicable pricing supplement, each subject to postponement as described in the applicable general terms supplement or as provided in the applicable pricing supplement

If the final underlier level is less than or equal to the initial underlier level but greater than or equal to the threshold level (i.e., the underlier has not declined by more than the threshold amount), the cash settlement amount will equal the face amount of each of your notes.

If the final underlier level is less than the threshold level (i.e., the underlier has declined by more than the threshold amount), the cash settlement amount will be calculated as follows:

cash settlement amount  =  face amount  +  (face amount  ×  threshold multiplier  ×  (underlier return  +  threshold amount))

where,

threshold multiplier	=	a positive number specified in the applicable pricing supplement, which is expected to equal either (i) the quotient of the initial underlier level divided by the threshold level or (ii) 1.0

threshold amount	=	a positive percentage specified in the applicable pricing supplement, which is expected to equal (i) the initial underlier level minus the threshold level divided by (ii) the initial underlier level, expressed as a percentage

threshold level	=	a specified percentage (less than 100% and greater than 0%) of the initial underlier level

Calculation of Cash Settlement Amount for Notes Linked to a Basket of Underliers

For notes linked to a basket of underliers, if the final basket level is greater than the initial basket level, the cash settlement amount will be calculated as follows:

cash settlement amount  =  face amount  +  (face amount  ×  participation rate or multiplier  ×  basket return)

, provided that the cash settlement amount will be subject to the cap level, as described under “— Cash Settlement Amount for Notes Subject to a Cap Level” below, if one is specified in the applicable pricing supplement, where,

initial basket level	=	a positive amount specified in the applicable pricing supplement, which is expected to equal 100

weighting percentage	=	for each basket underlier, the applicable percentage weight of such basket underlier within the basket of underliers, as set forth in the applicable pricing supplement for your notes; the sum of the weighting percentages of all basket underliers will equal 100%

weighting multiplier	=	for each basket underlier, a positive amount specified in the applicable pricing supplement, which is expected to equal the quotient of (i) the product of the initial basket level times the weighting percentage for such basket underlier divided by (ii) the initial underlier level for such basket underlier; the weighting multipliers will remain constant for the life of the notes, except in limited circumstances as described in the applicable general terms supplement

basket closing level	=	unless otherwise specified in the applicable pricing supplement, for any given trading day, the sum of the products, as calculated for each basket underlier, of the closing level for each basket underlier on such trading day multiplied by the weighting multiplier for each such basket underlier, subject to adjustment, if applicable, as described below under “— Cash Settlement Amount for Notes With Underliers Denominated in Non-U.S. Dollars and That Are Adjusted to Reflect Their U.S. Dollar Value” below for example, in the case of notes linked to the value of a basket of three underliers, A, B and C, the basket closing level on a given trading day will be calculated as follows:

Closing Level of Basket Underlier		Weighting Multiplier

(closing level of Underlier A on such trading day	×	weighting multiplier for Underlier A )

+

(closing level of Underlier B on such trading day	×	weighting multiplier for Underlier B )

+

(closing level of Underlier C on such trading day	×	weighting multiplier for Underlier C )

final basket level	=	the basket closing level on the determination date or, if the applicable pricing supplement specifies multiple averaging dates, the arithmetic average of the basket closing levels on each of the specified averaging dates, in each case except in limited circumstances described in the applicable general terms supplement and subject to adjustment as provided in the applicable general terms supplement

basket return	=	final basket level – initial basket level initial basket level	, expressed as a percentage

and where,

“face amount”, “participation rate”, “multiplier”, “closing level”, “determination date”, and “averaging dates” are as defined under “— Calculation of Cash Settlement Amount for Notes Linked to a Single Underlier” above.

If the final basket level is less than or equal to the initial basket level but greater than or equal to the threshold level (i.e., the basket has not declined by more than the threshold amount), the cash settlement amount will equal the face amount of each of your notes.

If the final basket level is less than the threshold level (i.e., the basket has declined by more than the threshold amount), the cash settlement amount will be calculated as follows:

cash settlement amount  =  face amount  +  (face amount  ×  threshold multiplier  ×  (basket return  +  threshold amount))

where,

threshold multiplier	=	a positive number specified in the applicable pricing supplement, which is expected to equal either (i) the quotient of the initial basket level divided by the threshold level or (ii) 1.0

threshold amount	=	a positive percentage specified in the applicable pricing supplement, which is expected to equal the result of (i) the initial basket level minus the threshold level divided by (ii) the initial basket level, expressed as a percentage

threshold level	=	a specified percentage (less than 100% and greater than 0%) of the initial underlier or basket level

Cash Settlement Amount for Notes Without a Threshold Level

If the applicable pricing supplement does not specify a threshold level or specifies that a threshold level is not applicable, whether the notes are linked to a single underlier or a basket of underliers, if the final underlier or basket level is greater than the initial underlier or basket level, the cash settlement amount will equal the face amount of each of your notes plus an additional amount equal to the product of the participation rate or multiplier, as applicable, times 1% of the face amount of each of your notes for every 1% positive underlier or basket return, subject to the cap level (as described below) if one is specified in the applicable pricing supplement. Since the applicable underlier or basket return will be a positive percentage in this case, the cash settlement amount will be greater than the face amount of each of your notes. If, on the other hand, the final underlier or basket level is equal to the initial underlier or basket level, the cash settlement amount will equal the face amount of each of your notes. Further, if the final underlier or basket level is less than the initial underlier or basket level, the cash settlement amount will equal the face amount of each of your notes minus 1% of the face amount of each of your notes for every 1% negative underlier or basket return. In such a case, the cash settlement amount will be less than the face amount of each of your notes and could even be zero.

Calculation of Cash Settlement Amount for Notes Linked to a Single Underlier

For notes linked to a single underlier, if the final underlier level is greater than the initial underlier level, the cash settlement amount will be calculated as follows:

cash settlement amount  =  face amount  +  (face amount  ×  participation rate or multiplier  ×  underlier return)

, provided that the cash settlement amount will be subject to the cap level, as described under “— Cash Settlement Amount for Notes Subject to a Cap Level” below, if one is specified in the applicable pricing supplement, where,

“face amount”, “participation rate”, “multiplier” and “underlier return” are as defined under “— Cash Settlement Amount for Notes With a Threshold Level — Calculation of Cash Settlement Amount for Notes Linked to a Single Underlier” above.

If the final underlier level is equal to the initial underlier level, the cash settlement amount will equal the face amount of each of your notes.

If the final underlier level is less than the initial underlier level, the cash settlement amount will be calculated as follows:

cash settlement amount  =  face amount  +  (face amount  ×  underlier return)

Calculation of Cash Settlement Amount for Notes Linked to a Basket of Underliers

For notes linked to a basket of underliers, if the final basket level is greater than the initial basket level, the cash settlement amount will be calculated as follows:

cash settlement amount  =  face amount  +  (face amount  ×  participation rate or multiplier  ×  basket return),

provided that the cash settlement amount will be subject to the cap level, as described under “— Cash Settlement Amount for Notes Subject to a Cap Level” below, if one is specified in the applicable pricing supplement, where,

“face amount”, “participation rate”, “multiplier” and “basket return” are as defined under “— Cash Settlement Amount for Notes With a Threshold Level — Calculation of Cash Settlement Amount for Notes

Linked to a Basket of Underliers” above.

If the final basket level is equal to the initial basket level, the cash settlement amount will equal the face amount of each of your notes.

If the final basket level is less than the initial basket level, the cash settlement amount will be calculated as follows:

cash settlement amount  =  face amount  +  (face amount  ×  basket return)

Cash Settlement Amount for Notes Subject to a Cap Level

The applicable pricing supplement may specify a maximum settlement amount based on a cap level for your notes. If the applicable pricing supplement so provides, the cap level will be a specified percentage (which will be greater than 100%) of the initial underlier level or the initial basket level, as applicable. The cap level is the final underlier level at or above which the maximum settlement amount is payable.

Calculation of Cash Settlement Amount for Notes Linked to a Single Underlier

The cash settlement amount will equal the lesser of the following:

●	the cash settlement amount calculated as described under “— Cash Settlement Amount for Notes With a Threshold Level — Calculation of Cash Settlement Amount for Notes Linked to a Single Underlier” or “— Cash Settlement Amount for Notes Without a Threshold Level — Calculation of Cash Settlement Amount for Notes Linked to a Single Underlier” above, as the case may be; or

●	the maximum settlement amount

where,

maximum settlement amount	=	an amount greater than the face amount of each of your notes, as specified in the applicable pricing supplement, and which is expected to equal the following:

multiplier	=	a positive percentage specified in the applicable pricing supplement, which could be greater than, equal to or less than 100%

face amount + (face amount × multiplier ×	cap level – initial underlier level initial underlier level	)

Calculation of Cash Settlement Amount for Notes Linked to a Basket of Underliers

The cash settlement amount will equal the lesser of the following:

●	the cash settlement amount calculated as described under “— Cash Settlement Amount for Notes With a Threshold Level — Calculation of Cash Settlement Amount for Notes Linked to a Basket of Underliers” or “— Cash Settlement Amount for Notes Without a Threshold Level — Calculation of Cash Settlement Amount for Notes Linked to a Basket of Underliers” above, as the case may be; and

●	the maximum settlement amount

where,

maximum settlement amount	=	an amount greater than the face amount of each of your notes, as specified in the applicable pricing supplement, and which is expected to equal the following:

multiplier	=	a positive percentage specified in the applicable pricing supplement, which could be greater than, equal to or less than 100%

face amount + (face amount × multiplier ×	cap level – initial basket level initial basket level	)

Cash Settlement Amount for Notes With Underliers Denominated in Non-U.S. Dollars and That Are Adjusted to Reflect Their U.S. Dollar Value

The applicable pricing supplement may specify underliers that are not denominated in U.S. dollars and that are adjusted to reflect their U.S. dollar value. If the applicable pricing supplement so specifies, for the underlier or each applicable underlier in the basket, the closing level of the underlier or each applicable basket underlier will be adjusted to reflect the U.S. dollar value of the underlier using the applicable exchange rate specified in the applicable pricing supplement.

In such case, the cash settlement amount will be calculated as described under “— Cash Settlement Amount for Notes With a Threshold Level” and “— Cash Settlement Amount for Notes Without a Threshold Level” above, and the following definitions may apply to your notes if specified in the applicable pricing supplement:

adjusted closing level   =   with respect to the underlier or each basket underlier on any trading day, the closing level of the underlier on such trading day converted into U.S. dollars using the exchange rate with respect to such underlier on such trading day, as determined by the calculation agent

exchange rate   =   with respect to the underlier or each basket underlier on any trading day, as specified in the applicable pricing supplement

initial underlier level   =   with respect to the underlier or each basket underlier, as specified in the applicable pricing supplement

final underlier level   =   with respect to the underlier or each basket underlier, the adjusted closing level of the underlier on the determination date, or, if the applicable pricing supplement specifies multiple averaging dates, the arithmetic average of the adjusted closing level of the underlier on each of the specified averaging dates, except in limited circumstances described in the applicable general terms supplement and subject to adjustment as provided in the applicable general terms supplement

basket closing level   =   for any given trading day, the sum of the products, as calculated for each basket underlier, of the adjusted closing level of such basket underlier on such trading day multiplied by the weighting multiplier for such basket underlier

Averaging Dates

If specified in the applicable pricing supplement, the final underlier or basket level will be based on the arithmetic average of the closing levels (or the adjusted closing levels, if applicable) of the relevant underlier or the basket closing levels on each of the specified averaging dates, except in limited circumstances described in the applicable general terms supplement and subject to adjustment as provided in the applicable general terms supplement.

Underliers

For a description of certain underliers to which the notes may be linked, see the applicable general terms supplement. Any other underlier or underliers to which the notes may be linked will be described in the applicable pricing supplement.

Interest

The notes may pay interest, if any, at a fixed rate or a floating rate, which will be specified in the applicable pricing supplement. If the notes pay interest, such interest will be paid on the interest payment dates specified in the applicable pricing supplement. If no interest is specified in the applicable pricing supplement, the notes will pay only a cash settlement amount at maturity, if any.

Other Terms of the Notes

●	The notes will not be listed on any securities exchange or interdealer quotation system, unless specified otherwise in the applicable pricing supplement.

●	You will not have the right to present the notes to us for repayment prior to maturity, unless specified otherwise in the applicable pricing supplement.

●	The notes may be issued at a discount or a premium to their stated principal amount, as specified in the applicable pricing supplement.

●	We may sell additional notes after the date of the applicable pricing supplement, at issue prices, underwriting discounts and net proceeds that differ from the amounts specified in the applicable pricing supplement.

●	We may from time to time, without your consent, issue additional notes having the same terms as certain notes previously issued.

Our Redemption Right

If so specified in the applicable pricing supplement, we will have the option to redeem all or part of your notes on the redemption date(s) or under the circumstances specified in the applicable pricing supplement. If we decide to redeem your notes, we will:

●	send a notice of redemption to the holder of your notes and the trustee announcing that we have decided to redeem the notes;

●	specify in the notice of redemption the redemption price that we will pay you in exchange for each of your notes, which will be set forth in the applicable pricing supplement; and

●	specify in the notice of redemption the redemption date when your notes will be mandatorily exchanged; the redemption date will be on or after the initial redemption date specified in the applicable pricing supplement and, unless otherwise specified in the applicable pricing supplement, at least 30 but no more than 60 calendar days after the date the notice of redemption is given.

In addition, if so specified in the applicable pricing supplement, our option to redeem your notes may be conditioned upon the closing level (or the adjusted closing level, if applicable) of the applicable underlier or the basket closing level being higher or lower than a threshold level specified in the applicable pricing supplement. For more detail on such price dependent redemption right, see the applicable general terms supplement.

Calculation Agent

Goldman, Sachs & Co. is appointed as the initial calculation agent for the notes as of the date of this product supplement no. 35. We may appoint a different entity as the calculation agent for your notes or change the calculation agent for your notes without notice to the holders and Goldman, Sachs & Co. may resign as calculation agent at any time upon 60 days’ written notice to GS Finance Corp. The calculation agent will make all determinations regarding the interest payments, if applicable; the final underlier or basket level; the underlier or basket return; market disruption events; successor underliers; exchange rates, if applicable; stated maturity date; determination date; averaging dates, if applicable; business days; trading days; the cash settlement amount and the amount payable on your notes at maturity or upon redemption; and any other determination as applicable or specified in the applicable pricing supplement. Absent manifest error, all determinations of the calculation agent will be final and binding, without any liability on the part of the calculation agent.

What About Taxes?

The U.S. federal income tax consequences of an investment in your notes are uncertain, both as to the timing and character of any inclusion in income in respect of your notes. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Supplemental Discussion of Federal Income Tax Consequences” on page S-42.

Pursuant to the terms of the notes, GS Finance Corp. and you agree (in the absence of a change in law, an administrative determination or a judicial ruling to the contrary) to characterize each of your notes for all purposes as a pre-paid forward contract or a pre-paid derivative contract (which is an income-bearing pre-paid forward contract or pre-paid derivative contract if the notes bear interest) in respect of the underlier or basket of underliers, as specified in the applicable pricing supplement. If your notes are so treated, it would be reasonable for you to treat any gain or loss recognized upon the sale, exchange, redemption or maturity of your notes (excluding amounts attributable to interest) as capital gain or loss in an amount equal to the difference between the amount you receive upon the sale, exchange or redemption of your notes or on the stated maturity date and the amount you paid for your notes. Such gain or loss generally would be long-term capital gain or loss if you held your notes for more than one year. If you are a U.S. alien holder (as defined in “Supplemental Discussion of Federal Income Tax Consequences” below), and your notes bear interest, we intend to withhold on the interest payments on your notes at a 30% rate.

The Internal Revenue Service announced on December 7, 2007 that it is actively considering the proper federal tax treatment of financial instruments such as the notes and it is possible that any future guidance could adversely affect the tax treatment and the value of the notes. Except to the extent otherwise provided by law, GS Finance Corp. intends to continue treating the notes for U.S. federal income tax purposes in accordance with the treatment set forth in “Supplemental Discussion of Federal Income Tax Consequences” on page S-42 unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate.

In addition, legislation was introduced in Congress in 2007 that, if enacted, would have required holders that acquire the notes after the bill is enacted to accrue interest income over the term of such notes even if there may be no interest payments over the term of the notes. It is not possible to predict whether a similar or an identical bill will be enacted in the future and whether any such bill would affect the tax treatment of your notes.

The tax discussion herein addresses certain tax consequences that are generally expected to be applicable to the notes issued off of this product supplement no. 35 but it does not address the tax treatment of any particular note. Accordingly, tax consequences different than those described herein may be applicable to any particular note. The tax consequences for a particular note will be discussed in the applicable pricing supplement.

You should consult your tax advisor regarding the U.S. federal, state and local and other tax consequences of owning and disposing of the notes in your particular circumstances.

HYPOTHETICAL RETURNS ON THE NOTES

The following examples, tables and charts are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate hypothetical cash settlement amounts at maturity, assuming all other variables described below remain constant, for a range of underlier or basket performances as they relate to hypothetical issuances of notes linked to a single underlier and notes linked to a basket of underliers.

The information in the examples, tables and charts below reflects hypothetical rates of return on the notes assuming that they are purchased on the original issue date and held to the stated maturity date. If you sell your notes prior to the stated maturity date, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the examples, tables and charts below such as prevailing interest rates and the volatility of the underlier or basket of underliers, as applicable. For more information on the value of your notes in the secondary market, see “Additional Risk Factors Specific to the Notes — The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” below.

No one can predict what the level of the applicable underlier or basket of underliers will be on the determination date or any of the averaging dates, as applicable, for your notes. The underliers described in the applicable general terms supplement have been highly volatile — meaning that their levels have changed substantially in relatively short periods — in the past and their performance cannot be predicted for the future. In addition, any rate of return you may earn on your investment in the notes may be lower than that which you could earn on a comparable investment in the underlier stocks of the underlier or underliers to which your notes are linked. Among other things, the return on your notes will not reflect any dividends that may be paid on the underlier stocks, as applicable. Also, the hypothetical examples shown below do not take into account the effects of applicable taxes, see “Additional Risk Factors Specific to the Notes — The Tax Consequences of an Investment in Your Notes Are Uncertain” below.

The following examples, tables and charts do not reflect interest payments, if any, that may be payable on your notes. We have assumed for the purposes of these examples, tables and charts below that there is no change in or affecting the composition of any underlier or the method by which the relevant underlier is calculated, that there is no change in the relative weighting of any underlier stock for a particular underlier, and that no market disruption event occurs with respect to any underlier (including any applicable exchange rate). In addition, except as specified below, we have assumed for the purposes of these examples, tables and charts below that there are no foreign currency adjustments affecting the closing level of the underlier for any underlier.

For these reasons, the actual performance of the applicable underlier or basket of underliers over the life of your notes, as well as the amount payable at maturity, may bear little relation to the hypothetical examples shown below.

The initial underlier or basket level, the participation rate or multiplier, the threshold level, the threshold multiplier, the threshold amount, the cap level, the maximum settlement amount, the exchange rates, the stated maturity date, the determination date, the averaging dates and the weighting multipliers, as applicable, that will apply to your notes will be set forth in a pricing supplement prepared specifically for the notes you purchase.

Notes Linked to a Single Underlier Without Averaging Dates

Examples for the Case Where the Final Underlier Level is Greater Than the Initial Underlier Level

If the final underlier level is greater than the initial underlier level, on the stated maturity date for each note you will receive a cash settlement amount greater than the face amount of each of your notes. The cash settlement amount will be calculated on the determination date (examples of which are provided below) and will equal the sum of the face amount of each of your notes plus the product of (i) the face amount of each of your notes times (ii) the participation rate or multiplier, as applicable, times (iii) the underlier return, the latter of which is the percentage, if any, by which the final underlier level exceeds the initial underlier level. Accordingly, if the final underlier level is greater than the initial underlier level, the amount payable at maturity per each note will be as follows:

face amount of a note   +   (face amount of a note × participation rate   ×   underlier return)

However, if the applicable pricing supplement specifies a cap level for your notes, the amount payable at maturity per each note will be limited to the lesser of (i) the cash settlement amount calculated as described in the immediately preceding paragraph and (ii) the maximum settlement amount, calculated as follows:

face amount of a note + (face amount of a note × multiplier ×	cap level – initial underlier level	)
initial underlier level

The hypothetical examples presented below show how the amount payable on the notes is calculated, when the final underlier level is greater than the initial underlier level, based on key terms and assumptions set forth below.

Example 1: The participation rate is greater than 100%.

Key Terms and Assumptions
Face amount of a note:	$1,000
Hypothetical initial underlier level:	1,000
Hypothetical final underlier level:	1,500
Hypothetical participation rate:	130%
Hypothetical cap level:	n/a
Hypothetical maximum settlement amount:	n/a

Cash settlement amount	= $1,000 +	($1,000 × 130%	×	1,500 – 1,000)	=	$1,650
1,000

In the example above, the amount payable at maturity per $1,000 face amount will equal the cash settlement amount, or $1,650. Because the participation rate is greater than 100%, the return on your notes is greater than the rate of increase in the closing level of the underlier from the trade date to the determination date.

The table below illustrates the effect of the assumed participation rate of 130% on the hypothetical return on each note for the specified final underlier levels that are greater than the initial underlier level. However, the table below does not cover the complete range of possible amounts payable on the stated maturity date. The hypothetical percentage return on a note is greater than the hypothetical percentage return on the underlier by 30% due to the participation rate of 130%.

Hypothetical Percentage Return on Underlier	Hypothetical Final Underlier Level	Face Amount	Hypothetical Cash Settlement Amount	Hypothetical Percentage Return on $1,000 Note
300%	4,000	$1,000	$4,900	390.0%
200%	3,000	$1,000	$3,600	260.0%
150%	2,500	$1,000	$2,950	195.0%
100%	2,000	$1,000	$2,300	130.0%
75%	1,750	$1,000	$1,975	97.5%
50%	1,500	$1,000	$1,650	65.0%
25%	1,250	$1,000	$1,325	32.5%
20%	1,200	$1,000	$1,260	26.0%
10%	1,100	$1,000	$1,130	13.0%

Example 2: The participation rate is less than 100%.

Key Terms and Assumptions

Face amount of a note:	$1,000
Hypothetical initial underlier level:	1,000
Hypothetical final underlier level:	1,500
Hypothetical participation rate:	80%
Hypothetical cap level:	n/a
Hypothetical maximum settlement amount:	n/a

Cash settlement amount	= $1,000 +	($1,000 × 80%	×	1,500 – 1,000)	=	$1,400
1,000

In the example above, the amount payable at maturity per $1,000 face amount will equal the cash settlement amount, or $1,400. Because the participation rate is less than 100%, the return on your notes is less than the rate of increase in the closing level of the underlier from the trade date to the determination date.

The table below illustrates the effect of the assumed participation rate of 80% on the hypothetical return on each note for the specified final underlier levels that are greater than the initial underlier level. However, the table below does not cover the complete range of possible amounts payable on the stated maturity date. The hypothetical percentage return on a note is less than the hypothetical percentage return on the underlier by 20% due to the participation rate of 80%.

Hypothetical Percentage Return on Underlier	Hypothetical Final Underlier Level	Face Amount	Hypothetical Cash Settlement Amount	Hypothetical Percentage Return on $1,000 Note
300%	4,000	$1,000	$3,400	240%
200%	3,000	$1,000	$2,600	160%
150%	2,500	$1,000	$2,200	120%
100%	2,000	$1,000	$1,800	80%
75%	1,750	$1,000	$1,600	60%
50%	1,500	$1,000	$1,400	40%
25%	1,250	$1,000	$1,200	20%
20%	1,200	$1,000	$1,160	16%
10%	1,100	$1,000	$1,080	8%

Example 3: The cap level is applicable.

Key Terms and Assumptions
Face amount of a note:	$1,000
Hypothetical initial underlier level:	1,000
Hypothetical final underlier level:	1,200
Hypothetical multiplier:	130%
Hypothetical cap level:	1,300
Hypothetical maximum settlement amount:	$1,390

Cash settlement amount calculated without regard to the	= $1,000 +	($1,000 × 130%	×	1,200 – 1,000)	=	$1,260
				1,000
cap level

Maximum settlement amount	= $1,000 +	($1,000 × 130%	×	1,300 – 1,000)	=	$1,390
				1,000

In the example above, the cash settlement amount calculated without regard to the cap level is less than the maximum settlement amount. Therefore, the cash settlement amount will equal the cash settlement amount calculated without regard to the cap level, or $1,260. Because the final underlier level is less than the cap level, the return on your notes is not limited by the cap level.

Key Terms and Assumptions
Face amount of a note:	$1,000
Hypothetical initial underlier level:	1,000
Hypothetical final underlier level:	1,500
Hypothetical multiplier:	130%
Hypothetical cap level:	1,300
Hypothetical maximum settlement amount:	$1,390

Cash settlement amount calculated without regard to the	= $1,000 +	($1,000 × 130%	×	1,500 – 1,000)	=	$1,650
				1,000
cap level

Maximum settlement amount	= $1,000 +	($1,000 × 130%	×	1,300 – 1,000)	=	$1,390
				1,000

In the example above, the cash settlement amount calculated without regard to the cap level is greater than the maximum settlement amount. Therefore, the cash settlement amount will equal the maximum settlement amount, or $1,390. Because the final underlier level is greater than the cap level, the return on your notes is capped based on the maximum settlement amount.

Key Terms and Assumptions
Face amount of a note:	$1,000
Hypothetical initial underlier level:	1,000
Hypothetical multiplier:	80%
Hypothetical cap level:	1,750
Hypothetical maximum settlement amount:	$1,600

The table below illustrates the effect of the assumed cap level of 1,750, the assumed maximum settlement amount of $1,600 and the assumed multiplier of 80% on the hypothetical return on each note for the specified final underlier levels that are greater than the initial underlier level. However, the table below does not cover the complete range of possible amounts payable on the stated maturity date. The hypothetical percentage return on a note is capped at 60% regardless of the hypothetical percentage returns on the underlier that exceed 75%, due to the cap level of 1,750, the maximum settlement amount of $1,600 and the multiplier of 80%.

Hypothetical Percentage Return on Underlier	Hypothetical Final Underlier Level	Face Amount	Hypothetical Cash Settlement Amount	Hypothetical Percentage Return on $1,000 Note
300%	4,000	$1,000	$1,600	60%
200%	3,000	$1,000	$1,600	60%
150%	2,500	$1,000	$1,600	60%
100%	2,000	$1,000	$1,600	60%
75%	1,750	$1,000	$1,600	60%
50%	1,500	$1,000	$1,400	40%
25%	1,250	$1,000	$1,200	20%
20%	1,200	$1,000	$1,160	16%
10%	1,100	$1,000	$1,080	8%

If a cap level applies to your notes, the appreciation potential of the notes will be limited by the maximum settlement amount even if the final underlier level would otherwise imply a much higher return on your notes. Therefore, your return may be less than the return you would have otherwise received if you had invested directly in the underlier or the underlier stocks of the underlier.

Examples for the Case Where the Applicable Pricing Supplement Specifies a Threshold Level and the Final Underlier Level is Equal to or Less Than the Initial Underlier Level

If the applicable pricing supplement specifies a threshold level and threshold amount, and if the final underlier level is equal to or less than the initial underlier level but not by more than the threshold amount (the final underlier level is greater than or equal to the threshold level), on the stated maturity date for each note you will receive a cash settlement amount equal to the face amount of each of your notes. If the applicable pricing supplement specifies a threshold level, and if the final underlier level is less than the initial underlier level by more than the threshold amount (i.e., the final underlier level is less than the threshold level), on the stated maturity date for each note you will receive a cash settlement amount less than the face amount of each of your notes. In such a case, the cash settlement amount will be calculated on the determination date (examples of which are provided below) and will equal the sum of the face amount of each of your notes plus the product of (i) the face amount of each of your notes times (ii) the threshold multiplier times (iii) the sum of (1) the underlier return plus (2) the threshold amount. Accordingly, if the final underlier level is equal to or less than the initial underlier level, the amount payable at maturity per each note will be as follows:

if the final underlier level is equal to or less than the initial underlier level but greater than or equal to the threshold level,

face amount of a note

if the final underlier level is less than the threshold level,

face amount of a note + (face amount of a note × threshold multiplier × (underlier return + threshold amount))

Example 4: The threshold level is applicable.

Key Terms and Assumptions
Face amount of a note:	$1,000
Hypothetical initial underlier level:	1,000
Hypothetical final underlier level:	900
Hypothetical threshold level:	800

In the example above, since the final underlier level of 900 is greater than the threshold level of 800, the amount payable at maturity per $1,000 face amount will equal the cash settlement amount, which will in turn equal the $1,000 face amount.

Key Terms and Assumptions
Face amount of a note:	$1,000
Hypothetical initial underlier level:	1,000
Hypothetical final underlier level:	600
Hypothetical threshold level:	800

If the applicable pricing supplement specifies a threshold multiplier that is greater than 1.0,
Threshold multiplier	=	1,000 800	= 1.25

Cash settlement amount	= $1,000 +	($1,000 × 1.25	×	(600 – 1,000	+	1,000 – 800))	=	$750
				1,000		1,000
If the applicable pricing supplement specifies a threshold multiplier of 100%,
Cash settlement amount	= $1,000 +	($1,000 × 100%	×	(600 – 1,000	+	1,000 – 800))	=	$800
				1,000		1,000

In the example above, since the final underlier level of 600 is less than the threshold level of 800, the amount payable at maturity per $1,000 face amount will equal the cash settlement amount, which will be less than the $1,000 face amount. The threshold amount will equal the quotient of (i) the initial underlier level of 1,000 minus the threshold level of 800 divided by (ii) the initial underlier level of 1,000, expressed as a percentage, or 20%. If the applicable pricing supplement specifies a threshold multiplier equal to the quotient of the initial underlier level of 1,000 divided by the threshold level of 800, or 1.25, the cash settlement amount will equal $750. On the other hand, if the applicable pricing supplement specifies a threshold multiplier of 1.0, the cash settlement amount will equal $800.

Key Terms and Assumptions
Face amount of a note:	$1,000
Hypothetical initial underlier level:	1,000
Hypothetical threshold level:	800
Hypothetical threshold multiplier:	1.25

The table below illustrates the effect of the assumed threshold level of 800 and the assumed threshold multiplier of 1.25 on the hypothetical return on each note for the specified final underlier levels that are equal to or less than the initial underlier level. However, the table below does not cover the complete range of possible amounts payable on the stated maturity date. The hypothetical percentage return on a note will decrease at an accelerated rate when the hypothetical percentage returns on the underlier are below -20% (i.e., the underlier has declined by more than the threshold amount). Therefore, the hypothetical amount payable on your notes could be less than the initial price you paid and could even be zero.

Hypothetical Percentage Return on Underlier	Hypothetical Final Underlier Level	Face Amount	Hypothetical Cash Settlement Amount	Hypothetical Percentage Return on $1,000 Note
0%	1,000	$1,000	$1,000.0	0.00%
-10%	900	$1,000	$1,000.0	0.00%
-20%	800	$1,000	$1,000.0	0.00%
-25%	750	$1,000	$ 937.5	-6.25%
-50%	500	$1,000	$ 625.0	-37.50%
-75%	250	$1,000	$ 312.5	-68.75%
-100%	0	$1,000	$ 0.0	-100.00%

Key Terms and Assumptions
Face amount of a note:	$1,000
Hypothetical initial underlier level:	1,000
Hypothetical threshold level:	800
Hypothetical threshold multiplier:	1.0

The table below illustrates the effect of the assumed threshold level of 800 and the assumed threshold multiplier of 1.0 on the hypothetical return on each note for the specified final underlier levels that are equal to or less than the initial underlier level. However, the table below does not cover the complete range of possible amounts payable on the stated maturity date. The hypothetical percentage return on a note will decrease at the same rate as the rate of decrease in the final underlier level below the threshold level when the hypothetical percentage returns on the underlier are below -20% (i.e., the underlier has declined by more than the threshold amount). Therefore, the hypothetical amount payable on your notes is the face amount of your notes regardless of the hypothetical percentage returns on the closing level of the underlier up to an underlier return of -20%.

Hypothetical Percentage Return on Underlier	Hypothetical Final Underlier Level	Face Amount	Hypothetical Cash Settlement Amount	Hypothetical Percentage Return on $1,000 Note
0%	1,000	$1,000	$1,000	0%
-10%	900	$1,000	$1,000	0%
-20%	800	$1,000	$1,000	0%
-25%	750	$1,000	$ 950	-5%
-50%	500	$1,000	$ 700	-30%
-75%	250	$1,000	$ 450	-55%
-100%	0	$1,000	$ 200	-80%

Examples for the Case Where the Applicable Pricing Supplement Does Not Specify a Threshold Level and the Final Underlier Level is Equal to or Less Than the Initial Underlier Level

If the applicable pricing supplement does not specify a threshold level, and if the final underlier level is equal to the initial underlier level, on the stated maturity date for each note you will receive a cash settlement amount equal to the face amount of each of your notes. If the applicable pricing supplement does not specify a threshold level, and if the final underlier level is less than the initial underlier level, on the stated maturity date for each note you will receive a cash settlement amount less than the face amount of each of your notes. In such a case, the cash settlement amount will be calculated on the determination date (examples of which are provided below) and will equal the sum of the face amount of each of your notes plus the product of (i) the face amount of each of your notes times (ii) the underlier return. Accordingly, if the final underlier level is equal to or less than the initial underlier level, the amount payable at maturity per each note will be as follows:

if the final underlier level is equal to the initial underlier level,

face amount of a note

if the final underlier level is less than the initial underlier level,

face amount of a note +  (face amount of a note × underlier return)

Example 5: The threshold level is not applicable.

Key Terms and Assumptions
Face amount of a note:	$1,000
Hypothetical initial underlier level:	1,000
Hypothetical final underlier level:	1,000

In the example above, since the final underlier level of 1,000 is equal to the initial underlier level of 1,000, the amount payable at maturity per $1,000 face amount will equal the cash settlement amount, which will in turn equal the $1,000 face amount.

Key Terms and Assumptions
Face amount of a note:	$1,000
Hypothetical initial underlier level:	1,000
Hypothetical final underlier level:	600

Cash settlement amount	= $1,000 +	($1,000 ×	600 – 1,000)	=	$600
1,000

In the example above, since the final underlier level of 600 is less than the initial underlier level of 1,000, the amount payable at maturity per $1,000 face amount will equal the cash settlement amount, or $600.

The table below illustrates the hypothetical return on each note for the specified final underlier levels that are equal to or less than the initial underlier level. However, the table below does not cover the complete range of possible amounts payable on the stated maturity date. The hypothetical percentage return on a note decreases at the rate of one-for-one when the hypothetical percentage returns on the underlier are below 0%.

Hypothetical Percentage Return on Underlier	Hypothetical Final Underlier Level	Face Amount	Hypothetical Cash Settlement Amount	Hypothetical Percentage Return on $1,000 Note
0%	1,000	$1,000	$1,000	0%
-10%	900	$1,000	$ 900	-10%
-20%	800	$1,000	$ 800	-20%
-25%	750	$1,000	$ 750	-25%
-50%	500	$1,000	$ 500	-50%
-75%	250	$1,000	$ 250	-75%
-100%	0	$1,000	$ 0	-100%

Charts Illustrating the Relationship of the Hypothetical Cash Settlement Amounts and the Hypothetical Final Underlier Levels

The following charts are graphical illustrations of hypothetical cash settlement amounts (expressed as a percentage of the face amount of a note) that we would deliver to the holder of your notes on the stated maturity date, if the final underlier level (expressed as a percentage of the initial underlier level) were any of the hypothetical levels shown on the horizontal axis, based on the assumptions noted below. However, the charts below do not cover the complete range of the relationships between possible cash settlement amounts and final underlier levels on the stated maturity date.

Chart 1: The participation rate is greater than 100%; and no threshold level is specified.

The chart above shows that any hypothetical final underlier level that is less than the initial underlier level (the section left of the 100% marker on the horizontal axis) would result in a hypothetical cash settlement amount that is less than 100% of the face amount of a note (the section below the 100% marker on the vertical axis) and, accordingly, in a loss of principal to the holder of the notes. On the other hand, any hypothetical final underlier level that is greater than the initial underlier level (the section right of the 100% marker on the horizontal axis) would result in a hypothetical cash settlement amount that is greater than 100% of the face amount of a note on a leveraged basis (the section above the 100% marker on the vertical axis).

Chart 2:	The multiplier is 100%; a cap level is specified; a threshold level is specified; and a threshold multiplier that equals 1.0 is specified.

The chart above shows that any hypothetical final underlier level that is less than the threshold level (the section left of the “Threshold Level” marker on the horizontal axis) would result in a hypothetical cash settlement amount that is less than 100% of the face amount of a note (the section below the 100% marker on the vertical axis) and, accordingly, in a loss of principal to the holder of the notes. Since the threshold multiplier equals 1.0, the rate of decrease in the hypothetical cash settlement amounts equals the rate of decrease in the final underlier levels when the final underlier level is less than the threshold level, and the minimum hypothetical cash settlement amount will be greater than zero. On the other hand, any hypothetical final underlier level that is greater than or equal to the threshold level (the section on and right of the “Threshold Level” marker on the horizontal axis) but equal to or less than the initial underlier level (the section on and left of the 100% marker on the horizontal axis) would result in a hypothetical cash settlement amount of 100% of the face amount of a note (the horizontal line on the 100% marker on the vertical axis). Further, any hypothetical final underlier level that is greater than or equal to the initial underlier level (the section on and right of the 100% marker on the horizontal axis) but less than the cap level (the section left of the “Cap Level” marker on the horizontal axis) would result in a hypothetical cash settlement amount that is greater than or equal to 100% of the face amount of a note (the section on or above the 100% marker on the vertical axis). Since the multiplier equals 100%, the rate of increase in the hypothetical cash settlement amounts equals the rate of increase in the final underlier levels when the final underlier level is between the initial underlier level and the cap level. In addition, any hypothetical final underlier level that is greater than or equal to the cap level (the section on or right of the “Cap Level” marker on the horizontal axis) would result in a capped hypothetical cash settlement amount that is greater than 100% of the face amount of a note (the line perpendicular to the horizontal axis that is right of the “Cap Level” marker on the horizontal axis).

Chart 3:	The multiplier is less than 100%; a cap level is specified; a threshold level is specified; and a threshold multiplier that is greater than 1.0 is specified.

The chart above shows that any hypothetical final underlier level that is less than the threshold level (the section left of the “Threshold Level” marker on the horizontal axis) would result in a hypothetical cash settlement amount that is less than 100% of the face amount of a note (the section below the 100% marker on the vertical axis) and, accordingly, in a loss of principal to the holder of the notes. Since the threshold multiplier is greater than 1.0, the rate of decrease in the hypothetical cash settlement amounts exceeds the rate of decrease in the final underlier levels when the final underlier level is less than the threshold level, and the hypothetical cash settlement amount may even be zero. On the other hand, any hypothetical final underlier level that is greater than or equal to the threshold level (the section on and right of the “Threshold Level” marker on the horizontal axis) but equal to or less than the initial underlier level (the section on and left of the 100% marker on the horizontal axis) would result in a hypothetical cash settlement amount of 100% of the face amount of a note (the horizontal line on the 100% marker on the vertical axis). Further, any hypothetical final underlier level that is greater than or equal to the initial underlier level (the section on and right of the 100% marker on the horizontal axis) but less than the cap level (the section left of the “Cap Level” marker on the horizontal axis) would result in a hypothetical cash settlement amount that is greater than or equal to 100% of the face amount of a note (the section on or above the 100% marker on the vertical axis) on a reduced basis. Finally, any hypothetical final underlier level that is greater than or equal to the cap level (the section on or right of the “Cap Level” marker on the horizontal axis) would result in a capped hypothetical cash settlement amount that is greater than 100% of the face amount of a note (the line perpendicular to the horizontal axis).

Chart 4: The participation rate is equal to 100%; and no threshold level is specified.

The chart above shows that any hypothetical final underlier level that is less than the initial underlier level (the section left of the 100% marker on the horizontal axis) would result in a hypothetical cash settlement amount that is less than 100% of the face amount of a note (the section below the 100% marker on the vertical axis) and, accordingly, in a loss of principal to the holder of the notes. On the other hand, any hypothetical final underlier level that is greater than the initial underlier level (the section right of the 100% marker on the horizontal axis) would result in a hypothetical cash settlement amount that is greater than 100% of the face amount of a note on a one-for-one basis (the section above the 100% marker on the vertical axis). In this case, the rate of increase or decrease in the cash settlement amount will equal the rate of increase or decrease in the closing level of the underlier.

Notes Linked to a Basket of Underliers Without Averaging Dates

If the final basket level is greater than the initial basket level, on the stated maturity date for each note you will receive a cash settlement amount that is greater than the face amount of each of your notes, subject to the maximum settlement amount if specified in the applicable pricing supplement. If the applicable pricing supplement specifies a threshold level and if the final basket level is less than or equal to the initial basket level but greater than or equal to the threshold level, on the stated maturity date for each note you will receive a cash settlement amount that will equal the face amount of each of your notes. If the applicable pricing supplement specifies a threshold level and if the final basket level is less than the threshold level, on the stated maturity date for each note you will receive a cash settlement amount that is less than the face amount of each of your notes. On the other hand, if the applicable pricing supplement does not specify a threshold level and if the final basket level is equal to the initial basket level, on the stated maturity date for each note you will receive a cash settlement amount that will equal the face amount of each of your notes. If the applicable pricing supplement does not specify a threshold level and if the final basket level is less than the initial basket level, on the stated maturity date for each note you will receive a cash settlement amount that is less than the face amount of each of your notes.

The tables under “— Notes Linked to a Single Underlier Without Averaging Dates” can also be used to illustrate the hypothetical amount payable at maturity on each note for a range of hypothetical percentage changes in the closing levels of the basket underliers. However, it is important to understand that the basket returns are based on the weighted returns of each underlier included in the basket, which can offset one another. The following examples assume an initial basket level of 100.

Example 6: All basket underliers have positive returns.

Key Terms and Assumptions
Face amount of a note:	$1,000
Hypothetical initial basket level:	100
Hypothetical participation rate:	130%
No cap level is specified

Basket Underlier	Hypothetical Initial Underlier Level	Hypothetical Weighting Percentage	Hypothetical Weighting Multiplier	Hypothetical Final Underlier Level	Hypothetical Underlier Return	Final Underlier Level × Weighting Multiplier
Underlier A	200	33.34%	0.1667	220	10%	36.674
Underlier B	800	33.36%	0.0417	880	10%	36.696
Underlier C	1500	33.30%	0.0222	1650	10%	36.630
					Final Basket Level:	110
					Basket Return:	10%

The final basket level is the sum of the products, as calculated for each basket underlier, of the applicable final underlier level times the corresponding weighting multiplier. The basket return is the quotient of (i) the final basket level minus the initial basket level divided by (ii) the initial basket level, expressed as a percentage. Assuming that no cap level is specified and that a hypothetical participation rate of 130% is applicable, the cash settlement amount is calculated as follows:

Cash settlement amount = $1,000 + ($1,000 × 130% × 10%) = $1,130

Therefore, in this example, the hypothetical amount payable at maturity per note will equal the cash settlement amount, $1,130. Because the participation rate is greater than 100%, the return on your notes is greater than the rate of increase in the basket closing level from the trade date to the determination date.

Example 7: Mixed returns of basket underliers are applicable.

Key Terms and Assumptions
Face amount of a note:	$1,000
Hypothetical initial basket level:	100
Hypothetical threshold level:	90

In the table below, two of the three basket underliers have a positive underlier return, but these positive returns are offset by a negative return of the basket underlier with the greatest weighting percentage in the basket.

Basket Underlier	Hypothetical Initial Underlier Level	Hypothetical Weighting Percentage	Hypothetical Weighting Multiplier	Hypothetical Final Underlier Level	Hypothetical Underlier Return	Final Underlier Level × Weighting Multiplier
Underlier A	200	50%	0.25000	120	-40.00%	30.00
Underlier B	800	25%	0.03125	840	5.00%	26.25
Underlier C	1500	25%	0.01667	1600	6.67%	26.67
					Final Basket Level:	82.92
					Basket Return:	-17.08%

The basket return in this example is -17.08%. Assuming that a threshold level that equals 90% of the initial basket level, the amount payable at maturity per $1,000 face amount of your notes will be the cash settlement amount, which will be calculated as follows:

If the applicable pricing supplement specifies a threshold multiplier that is greater than 1.0,

Threshold multiplier	=	1,000	=	approximately 1.1111
900

Cash settlement amount	= $1,000 +	($1,000 × approximately 1.1111% ×	(–17.08% +	100 – 90))	=	$921.33
100

If the applicable pricing supplement specifies a threshold multiplier of 1.0,

Cash settlement amount	= $1,000 +	($1,000 × .1.0 ×	(–17.08% +	100 – 90))	=	$929.20
100

In the example above, since the final basket level of 82.92 is less than the threshold level of 90, the amount payable at maturity per $1,000 face amount will equal the cash settlement amount, which will be less than the $1,000 face amount. The threshold amount will equal the result of (i) the initial basket level of 100 minus the threshold level of 90 divided by (ii) the initial basket level of 100, expressed as a percentage, or 10%. If the applicable pricing supplement specifies a threshold multiplier equal to the quotient of the initial basket level of 100 divided by the threshold level of 90, or approximately 1.1111, the cash settlement amount will equal approximately $921.33. If the applicable pricing supplement specifies a threshold multiplier of 1.0, the cash settlement amount will equal $929.20.

On the other hand, if no threshold level is specified in the applicable pricing supplement, the amount payable at maturity per $1,000 face amount of your notes will be the cash settlement amount of approximately $829.20, calculated as follows:

Cash settlement amount	= $1,000 +	($1,000	×	82.92 – 100)	=	$829.20
100

To see how a cap level or averaging dates affects the calculation of the amount payable at maturity for notes linked to a basket of underliers, please refer to the relevant examples described in “—Notes Linked to a Single Underlier Without Averaging Dates” above and “—Notes With Averaging Dates” below, respectively, which would also apply to notes linked to a basket of underliers.

Notes Linked to Underliers Denominated in Non-U.S. Dollars

If your notes are linked to an underlier or basket underlier denominated in non-U.S. dollars and if specified in the applicable pricing supplement, the closing level of such underlier or basket underlier will be converted into U.S. dollars using the exchange rate specified in the applicable pricing supplement.

Example 8: All basket underliers have positive returns and all underlying currencies remain constant versus the U.S. dollar.

Key Terms and Assumptions
Face amount of a note:	$1,000
Hypothetical participation rate:	130%
Hypothetical cap level	n/a
Hypothetical maximum settlement amount	n/a

In the table below, the closing level of each basket underlier on the determination date is greater than the closing level of such basket underlier on the trade date. Because the exchange rates for each basket underlier on the trade date and the determination date are equal, these positive returns are not adjusted to reflect any change in the underlying currencies. All exchange rates are expressed as the U.S. dollar value of one unit of the non-U.S. dollar currency of the applicable basket underlier.

Basket Underlier	Hypothetical Closing Level of the Underlier on the Trade Date	Hypothetical Exchange Rate for Basket Underlier on the Trade Date	Hypothetical Weighting Percentage of Basket Underlier	Hypothetical Weighting Multiplier	Hypothetical Closing Level of the Underlier on the Determination Date	Hypothetical Exchange Rate for Basket Underlier on the Determination Date	Hypothetical Final Underlier Level	Hypothetical Underlier Return	Final Underlier Level × Weighting Multiplier
Underlier A	200	1	20.00%	0.10	400	1	400	100%	40
Underlier B	800	1	40.00%	0.05	1,600	1	1,600	100%	80
Underlier C	1,600	1	40.00%	0.025	3,200	1	3,200	100%	80
								Initial Basket Level	100
								Final Basket Level	200
								Basket Return	100%

The final underlier level of each basket underlier will be determined by calculating the adjusted closing level of each basket underlier on the determination date.

The adjusted closing level of each basket underlier will be calculated by the calculation agent as the closing level of such underlier converted into U.S. dollars using the exchange rate for such underlier on the determination date. Because the exchange rate for each basket underlier on the trade date and the determination date are equal, the return on the notes will not be affected by converting the underlier level into U.S. dollars.

The final basket level will be calculated as the sum of the products, as calculated for each basket underlier, of the final underlier level for such basket underlier multiplied by the weighting multiplier for such basket underlier. The final basket level in this example is 200. The basket return will be calculated as the quotient of (i) the final basket level minus the initial basket level divided by (ii) the initial basket level. The basket return in this example is 100%. Assuming that there is no cap level and that the participation rate is 130%, the amount payable at maturity per $1,000 face amount of your notes will be the cash settlement amount, which will be calculated as follows:

Cash settlement amount        =     $1,000 + ($1,000 × 130% × 100%)    =    $2,300

Therefore, in this example, the hypothetical amount payable at maturity per note will equal the cash settlement amount, $2,300. Because the participation rate is greater than 100%, the return on your notes is greater than the rate of increase in the basket closing level from the trade date to the determination date.

Example 9: All basket underliers have positive returns but are offset by declines in the U.S. dollar value of the underlying currencies.

Key Terms and Assumptions

Face amount of a note:	$1,000
Hypothetical participation rate:	130%
Hypothetical cap level	n/a
Hypothetical maximum settlement amount	n/a

In the table below, the closing level of each basket underlier on the determination date is greater than its closing level on the trade date, but these positive returns are offset by a decline in the U.S. dollar value of the applicable underlying currencies. All exchange rates are expressed as the U.S. dollar value of one unit of the non-U.S. dollar currency of the applicable basket underlier.

Basket Underlier	Hypothetical Closing Level of the Underlier on the Trade Date	Hypothetical Exchange Rate for Basket Underlier on the Trade Date	Hypothetical Weighting Percentage of Basket Underlier	Hypothetical Weighting Multiplier	Hypothetical Closing Level of the Underlier on the Determination Date	Hypothetical Exchange Rate for Basket Underlier on the Determination Date	Hypothetical Final Underlier Level	Hypothetical Underlier Return	Final Underlier Level × Weighting Multiplier
Underlier A	200	1	20.00%	0.10	400	0.5	200	0%	20
Underlier B	800	1	40.00%	0.05	1,600	0.5	800	0%	40
Underlier C	1,600	1	40.00%	0.025	3,200	0.5	1,600	0%	40
								Initial Basket Level	100
								Final Basket Level	100
								Basket Return	0%

The final underlier level of each basket underlier will be determined by calculating the adjusted closing level of each basket underlier on the determination date.

The adjusted closing level of each basket underlier will be calculated by the calculation agent as the closing level of such underlier converted into U.S. dollars using the exchange rate for such underlier. Because the decline in the value of the currencies in which the underliers are denominated against the U.S. dollar offsets the increase in the closing levels of the basket underliers, the cash settlement amount will be equal to the face amount of the note.

The final basket level will be calculated as the sum of the products, as calculated for each basket underlier, of the final underlier level for such basket underlier multiplied by the weighting multiplier for such basket underlier.

The final basket level in this example is 100. The basket return will be calculated as the quotient of (i) the final basket level of 100 minus the initial basket level of 100, divided by (ii) the initial basket level of 100, as follows:

Basket return =	100 – 100	=	0
100

The 0% basket return will then be used to calculate the cash settlement amount as follows:

Cash settlement amount         =    $1,000 + ($1,000 × 130% × 0%)    =    $1,000

Therefore, in this example, the hypothetical amount payable at maturity per note will equal the face amount of your notes, or $1,000, even though the level of each basket underlier increased greatly over the life of the notes.

Example 10: All basket underliers have negative returns and are not offset by increases in the U.S. dollar value of the underlying currencies.

Key Terms and Assumptions

Face amount of a note:	$1,000
Hypothetical participation rate:	130%
Hypothetical cap level	n/a
Hypothetical maximum settlement amount	n/a
Hypothetical threshold level	n/a

In the table below, the closing level of each basket underlier on the determination date is less than its closing level on the trade date, and these negative returns are not offset by an increase in the U.S. dollar value of the applicable underlying currencies. All exchange rates are expressed as the U.S. dollar value of one unit of the non-U.S. dollar currency of the applicable basket underlier.

Basket Underlier	Hypothetical Closing Level of the Underlier on the Trade Date	Hypothetical Exchange Rate for Basket Underlier on the Trade Date	Hypothetical Weighting Percentage of Basket Underlier	Hypothetical Weighting Multiplier	Hypothetical Closing Level of the Underlier on the Determination Date	Hypothetical Exchange Rate for Basket Underlier on the Determination Date	Hypothetical Final Underlier Level	Hypothetical Underlier Return	Final Underlier Level × Weighting Multiplier
Underlier A	200	1	20.00%	0.10	175	1.1	192.5	-3.75%	19.25
Underlier B	800	1	40.00%	0.05	700	1.15	805	0.63%	40.25
Underlier C	1,600	1	40.00%	0.025	1,250	1.2	1,500	-6.25%	37.50
								Initial Basket Level	100
								Final Basket Level	97
								Basket Return	-3%

The final underlier level of each basket underlier will be determined by calculating the adjusted closing level of each basket underlier on the determination date.

The adjusted closing level of each basket underlier will be calculated by the calculation agent as the closing level of such underlier converted into U.S. dollars using the exchange rate for such underlier.

The final basket level will be calculated as the sum of the products, as calculated for each basket underlier, of the final underlier level of each basket underlier multiplied by the weighting multiplier for such basket underlier. In this example, because the increases in the value of the currencies in which the underliers are denominated against the U.S. dollar do not offset the decreases in the closing levels of the basket underliers, the final basket level is less than the initial basket level.

The final basket level in this example is 97. The basket return will be calculated as the quotient of (i) the final basket level of 97 minus the initial basket level of 100, divided by (ii) the initial basket level of 100, as follows:

Basket return =	97 – 100	= –3%
100

Because there is no threshold level and the basket return is negative, the amount payable at maturity per $1,000 face amount will equal the $1,000 face amount plus the $1,000 face amount multiplied by the basket return. The -3% basket return will be used to calculate the cash settlement amount as follows:

Cash settlement amount	= $1,000 + ($1,000 × –3%) = $970

Therefore, in this example, the hypothetical amount payable at maturity per note will equal $970.

Notes With Averaging Dates

In the case of notes with averaging dates, the cash settlement amount, if any, will be based on the final underlier or basket level, which will equal the arithmetic average of the closing levels (or adjusted closing levels, if applicable) of the underlier or the basket closing levels on each of the averaging dates (four in the examples below) specified in the applicable pricing supplement. Because the value of the underlier or basket of underliers may be subject to significant fluctuations over the period covered by the averaging dates, it is not possible to present a chart or table illustrating the complete range of possible cash settlement amounts on the stated maturity date. The examples of the hypothetical cash settlement amount calculations that follow are intended to illustrate the effect of general trends in the closing levels of the underlier or the basket closing levels over such period on the amount payable to you at maturity. However, the underlier or basket of underliers may not increase or decrease over such period in accordance with any of the trends depicted by the hypothetical examples below.

Example 11: Four averaging dates are specified.

Key Terms and Assumptions

Face amount of a note:	$1,000
Hypothetical initial underlier/basket level:	100
Hypothetical participation rate:	110%
Hypothetical threshold level:	97.50
Hypothetical threshold multiplier:	approximately 1.0256
Hypothetical cap level	n/a
Hypothetical maximum settlement amount	n/a

The following four cases illustrate the amount payable at maturity on each note for a range of closing levels of an underlier or basket closing levels in a hypothetical issuance with four averaging dates and demonstrate the impact of basing the calculation of the cash settlement amount on the final underlier or basket level as determined over the averaging dates, assuming a face amount of $1,000, a hypothetical initial underlier or basket level of 100, a hypothetical participation rate of 110%, a hypothetical threshold level of 97.50 and a hypothetical threshold multiplier of approximately 1.0256.

	Case 1	Case 2	Case 3	Case 4
	Closing Level	Closing Level	Closing Level	Closing Level
1st Averaging Date	130	110	130	95
2nd Averaging Date	140	100	140	90
3rd Averaging Date	150	90	120	85
Last Averaging Date	160	80	100	125
Hypothetical Final Underlier/Basket Level	145.00	95.00	122.50	98.75
Hypothetical Participation rate	110.00%	110.00%	110.00%	110.00%
Hypothetical Threshold Level	97.50	97.50	97.50	97.50
Amount Payable at Maturity on a $1,000 Face Amount	$1,495.00	$974.36	$1,247.50	$1,000.00

●	In Case 1, the underlier or basket closing levels increase on each averaging date but, due to the averaging of the closing levels over the averaging dates, the final underlier or basket level of 145 is lower than the closing level of 160 on the last averaging date. At maturity, for each note, the investor receives a cash settlement amount of $1,495.00. The return on the notes at maturity represents a 49.50% increase above the $1,000 face amount, which is less than the simple underlier or basket return of 60% over the life of the notes.

●	In Case 2, the closing levels decrease on each averaging date. The averaging of the underlier or basket closing levels over the averaging dates results in a final underlier or basket level of 95, which is higher than the closing level of 80 on the last averaging date. Because the final underlier or basket level is less than the threshold level of 97.50, the investor receives a cash settlement amount of approximately $974.36.

●	In Case 3, the underlier or basket closing levels reach a high of 140 on the second averaging date and decline on subsequent averaging dates. At maturity, the final underlier or basket level of 122.50 is higher than the closing level of 100 on the last averaging date. At maturity, for each note, the investor receives a cash settlement amount of $1,247.50. The return on the notes at maturity represents a 24.75% increase above the $1,000 face amount, even though the simple underlier or basket return over the life of the notes is 0%.

●	In Case 4, the underlier or basket closing levels decline on each of the first three averaging dates to a low of 85 and increase on the last averaging date. The final underlier or basket level of 98.75 is less than the closing level of 125.00 on the last averaging date. Because the final underlier or basket level is less than the initial underlier or basket level but greater than the threshold level of 97.50, the cash settlement amount equals the $1,000 face amount, even though the closing level declines by 1.25% over the life of the notes. On the other hand, despite a simple underlier or basket return of 25% over the life of the notes, the investor will not receive any amount over the $1,000 face amount for each note at maturity.

We cannot predict the actual final underlier level(s) or final basket level(s) for your notes, nor can we predict the relationship between the underlier or basket level and the market value of your notes at any time prior to the stated maturity date. Furthermore, we cannot predict the actual currency exchange rate(s) (if applicable) with respect to any underlier on the determination date or on any averaging date. The actual amount that a holder of the notes will receive at maturity and the rate of return on the notes will depend on various terms we will set in the applicable pricing supplement and the actual final underlier level or basket level (and exchange rate(s), if applicable) determined by the calculation agent as described above (and, in the case of the rate of return, the price at which you purchase your notes). Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate. Consequently, the amount of cash to be paid in respect of your notes on the stated maturity date may be very different from the information reflected in the examples above.

ADDITIONAL RISK FACTORS SPECIFIC TO THE NOTES

An investment in your notes is subject to the risks described below as well as the risks and considerations described in the applicable pricing supplement, the applicable general terms supplement, the accompanying prospectus supplement and the accompanying prospectus. Your notes are a riskier investment than ordinary debt securities. Also, your notes are not equivalent to investing directly in the underlier stocks, i.e., the stocks comprising the equity indices or exchange traded funds to which your notes are linked. You should carefully consider whether the notes are suited to your particular circumstances.

You May Lose Your Entire Investment in the Notes

You can lose all or substantially all of your investment in the notes. Our cash payment on your notes on the stated maturity date will be based on the performance of the applicable underlier or basket of underliers on the determination date or each of the averaging dates, as applicable, over its level on the trade date. If the applicable pricing supplement specifies a threshold level, and if the final index or basket level is less than the threshold level (i.e., the final underlier level has declined, relative to the initial underlier level, by more than the threshold amount), then you will lose the threshold multiplier times 1% of the face amount of your notes for every 1% negative underlier or basket return below such return at the threshold level. Moreover, in this case, you will lose more than 1% for every 1% negative underlier or basket return below the underlier or basket return at the threshold level unless the applicable pricing supplement specifies a threshold multiplier of 1.0. On the other hand, if the applicable pricing supplement does not specify a threshold level, and if the final underlier or basket level is less than the initial underlier or basket level, then you will lose 1% of the face amount of your notes for every 1% negative underlier or basket return. Thus, unless the applicable pricing supplement specifies a threshold multiplier of 1.0, you may lose your entire investment in the notes. Even if the applicable pricing supplement specifies a threshold multiplier of 1.0, you may lose a significant portion of your investment in the notes.

Also, any threshold level and threshold amount applied only at maturity and the market price of your notes prior to the stated maturity date may be significantly lower than the purchase price you pay for your notes. Consequently, if you sell your notes before the stated maturity date, you may receive far less than the amount of your investment in the notes or the amount payable at maturity.

The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By Goldman, Sachs & Co.) Will Be Less Than the Original Issue Price Of Your Notes

The original issue price for your notes will exceed the estimated value of your notes as of the time the terms of your notes are set on the trade date, as determined by reference to Goldman, Sachs & Co.’s pricing models and taking into account our credit spreads. Such estimated value on the trade date is set forth on the cover of the applicable pricing supplement; after the trade date, the estimated value as determined by reference to these models will be affected by changes in market conditions, the creditworthiness of GS Finance Corp., as issuer, the creditworthiness of The Goldman Sachs Group, Inc., as guarantor, and other relevant factors. If specified in the applicable pricing supplement, the price at which Goldman, Sachs & Co. would initially buy or sell your notes (if Goldman, Sachs & Co. makes a market, which it is not obligated to do), and the value that Goldman, Sachs & Co. will initially use for account statements and otherwise, will also exceed the estimated value of your notes as determined by reference to these models. If specified in the applicable pricing supplement, as agreed by Goldman, Sachs & Co. and the distribution participants, the amount of this excess will decline on a straight line basis over the period from the date thereof through the applicable date set forth on the cover of the applicable pricing supplement. Thereafter, if Goldman, Sachs & Co. buys or sells your notes it will do so at prices that reflect the estimated value determined by reference to such pricing models at that time. The price at which Goldman, Sachs & Co. will buy or sell your notes at any time also will reflect its then current bid and ask spread for similar sized trades of structured notes.

In estimating the value of your notes as of the time the terms of your notes are set on the trade date, as disclosed on the front cover of the applicable pricing supplement, Goldman, Sachs & Co.’s pricing models consider certain variables, including principally our credit spreads, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the notes. These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your notes in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of your notes determined by reference to our models due to, among other things, any differences in pricing models or assumptions used by others. See “— The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” below.

The difference between the estimated value of your notes as of the time the terms of your notes are set on the trade date and the original issue price is a result of certain factors, including principally the underwriting discount and commissions, the expenses incurred in creating, documenting and marketing the notes, and an estimate of the difference between the amounts we pay to Goldman, Sachs & Co. and the amounts Goldman, Sachs & Co. pays to us in connection with your notes. We pay to Goldman, Sachs & Co. amounts based on what we would pay to holders of a non-structured note with a similar maturity. In return for such payment, Goldman, Sachs & Co. pays to us the amounts we owe under your notes.

In addition to the factors discussed above, the value and quoted price of your notes at any time will reflect many factors and cannot be predicted. If Goldman, Sachs & Co. makes a market in the notes, the price quoted by Goldman, Sachs & Co. would reflect any changes in market conditions and other relevant factors, including any deterioration in our creditworthiness or perceived creditworthiness or the creditworthiness or perceived creditworthiness of The Goldman Sachs Group, Inc. These changes may adversely affect the value of your notes, including the price you may receive for your notes in any market making transaction. To the extent that Goldman, Sachs & Co. makes a market in the notes, the quoted price will reflect the estimated value determined by reference to Goldman, Sachs & Co.’s pricing models at that time, plus or minus its then current bid and ask spread for similar sized trades of structured notes (and, if applicable, subject to the declining excess amount described above).

Furthermore, if you sell your notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount. This commission or discount will further reduce the proceeds you would receive for your notes in a secondary market sale.

There is no assurance that Goldman, Sachs & Co. or any other party will be willing to purchase your notes at any price and, in this regard, Goldman, Sachs & Co. is not obligated to make a market in the notes. See “— Your Notes May Not Have an Active Trading Market” below.

The Potential for the Value of Your Notes to Increase May Be Limited

If the applicable pricing supplement specifies that your notes are subject to a cap level, your ability to participate in any change in the value of the underlier or basket of underliers over the life of the notes will be limited. If so specified, the maximum settlement amount will limit the amount in cash that you may receive for each of your notes at maturity, no matter how much the level of the underlier or basket of underliers, as applicable, may rise beyond the cap level over the life of the notes. Accordingly, the amount payable for each of your notes may be significantly less than it would have been had you invested directly in the underlier or basket of underliers.

In addition, if the participation rate or multiplier, as applicable, specified in the applicable pricing supplement is less than 100% and at maturity the final underlier or basket level exceeds the initial underlier or basket level, the amount in cash you receive at maturity will be less than the amount you would have otherwise received if you invested directly in the underlier or basket of underliers. This is because a participation rate or multiplier of less than 100% will have the effect of reducing your exposure to any positive underlier or basket returns.

Your Notes May Not Have an Active Trading Market

We do not expect your notes will be listed or displayed on any securities exchange or included in any interdealer market quotation system, and as a result there may be little or no secondary market for your notes. Even if a secondary market for your notes develops, it may not provide significant liquidity and we expect that transaction costs in any secondary market would be high. As a result, the difference between bid and asked prices for your notes in any secondary market could be substantial.

The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors

The following factors, among others, many of which are beyond our control, may influence the market value of your notes:

●	the volatility — i.e., the frequency and magnitude of changes — of the levels of the underlier or basket of underliers;

●	whether your notes are linked to a single underlier or a basket of underliers;

●	the level of the underlier or underliers to which your notes are linked, the participation rate or multiplier, as applicable, the weighting multipliers, the cap level and/or the threshold level and threshold amount, as applicable;

●	the dividend rates of the stocks underlying the underlier or basket underliers;

●	economic, financial, regulatory, political, military and other events that affect stock markets generally and the stocks underlying the underlier or basket underliers, and which may affect the closing level of the underlier or the basket closing level;

●	interest rates and yield rates in the market;

●	the time remaining until your notes mature; and

●	our creditworthiness and the creditworthiness of The Goldman Sachs Group, Inc., whether actual or perceived, and including actual or anticipated upgrades or downgrades in our credit ratings or the credit ratings of The Goldman Sachs Group, Inc., or changes in other credit measures.

These factors may influence the market value of your notes if you sell your notes before maturity, including the price you may receive for your notes in any market making transaction. If you sell your notes prior to maturity, you may receive less than the face amount of your notes or the amount payable at maturity. You cannot predict the future performance of the applicable underlier or basket of underliers based on their historical performance.

If the Levels of the Underlier or Basket of Underliers Change, the Market Value of Your Notes May

Not Change in the Same Manner

Your notes may trade quite differently from the performance of the underlier or basket of underliers. Changes in the levels of the underlier or basket of underliers may not result in a comparable change in the market value of your notes. We discuss some of the reasons for this disparity under “—The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” above.

The Amount Payable on Your Notes May Be Linked to the Closing Levels of the Underlier or

Basket of Underliers on a Specified Number of Averaging Dates

If specified in the applicable pricing supplement, the underlier or basket of underliers will be based on the arithmetic average of the closing levels (or adjusted closing levels, if applicable) of the underlier or basket of underliers, as applicable, on each of the specified averaging dates (each of which is subject to postponement in case of market disruption events or non-trading days), and therefore not the simple performance of the underlier or basket of underliers over the life of your notes. For example, if the closing level of a particular underlier or basket of underliers dramatically surged on the last of five averaging dates (in other words, the determination date), the amount payable for each of your notes may be significantly less than it would have been had the amount payable been linked only to the closing level of the underlier or basket of underliers on that last averaging date.

Anticipated Hedging Activities by Goldman Sachs or Our Distributors May Negatively Impact Investors in the Notes and Cause Our Interests and Those of Our Clients and Counterparties to be Contrary to Those of Investors in the Notes

Goldman Sachs expects to hedge The Goldman Sachs Group, Inc.’s obligations under the notes by purchasing futures and/or other instruments linked to the underlier or basket underliers. Goldman Sachs also expects to adjust the hedge by, among other things, purchasing or selling any of the foregoing, and perhaps other instruments linked to the underlier, the stocks underlying the underlier, which we refer to as underlier stocks, or the basket underliers, as applicable, at any time and from time to time, and to unwind the hedge by selling any of the foregoing on or before the determination date for your notes. Alternatively, Goldman Sachs may hedge all or part of our obligations under the notes with unaffiliated distributors of the notes which we expect will undertake similar market activity. Goldman Sachs may also enter into, adjust and unwind hedging transactions relating to other notes whose returns are linked to changes in the level of the underlier, the underlier stocks or basket underliers, as applicable.

In addition to entering into such transactions itself, or distributors entering into such transactions, Goldman Sachs may structure such transactions for its clients or counterparties, or otherwise advise or assist clients or counterparties in entering into such transactions. These activities may be undertaken to achieve a variety of objectives, including: permitting other purchasers of the notes or other securities to hedge their investment in whole or in part; facilitating transactions for other clients or counterparties that may have business objectives or investment strategies that are inconsistent with or contrary to those of investors in the notes; hedging the exposure of Goldman Sachs to the notes including any interest in the notes that it reacquires or retains as part of the offering process, through its market-making activities or otherwise; enabling Goldman Sachs to comply with its internal risk limits or otherwise manage firmwide, business unit or product risk; and/or enabling Goldman Sachs to take directional views as to relevant markets on behalf of itself or its clients or counterparties that are inconsistent with or contrary to the views and objectives of the investors in the notes.

Any of these hedging or other activities may adversely affect the levels of the underlier — directly or indirectly by affecting the price of the underlier stocks — or basket underliers, as applicable, and therefore the market value of your notes and the amount we will pay on your notes, if any, at maturity. In addition, you should expect that these transactions will cause Goldman Sachs or its clients, counterparties or distributors to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the notes. Neither Goldman Sachs nor any distributor will have any obligation to take, refrain from taking or cease taking any action with respect to these transactions based on the potential effect on an investor in the notes, and may receive substantial returns on hedging or other activities while the value of your notes declines. In addition, if the distributor from which you purchase notes is to conduct hedging activities in connection with the notes, that distributor may otherwise profit in connection with such hedging activities and such profit, if any, will be in addition to the compensation that the distributor receives for the sale of the notes to you. You should be aware that the potential to earn fees in connection with hedging activities may create a further incentive for the distributor to sell the notes to you in addition to the compensation they would receive for the sale of the notes.

The Tax Consequences of an Investment in Your Notes Are Uncertain

The tax consequences of an investment in your notes are uncertain, both as to the timing and character of any inclusion in income in respect of your notes. We discuss these matters under “Supplemental Discussion of Federal Income Tax Consequences” below. Pursuant to the terms of the notes, GS Finance Corp. and you agree (in the absence of a change in law, an administrative determination or a judicial ruling to the contrary) to characterize each of your notes for all purposes as a pre-paid forward contract or a pre-paid derivative contract (which is an income-bearing pre-paid forward contract or pre-paid derivative contract if the notes bear interest) in respect of the underlier or basket of underliers, as specified in the applicable pricing supplement. If your notes are so treated, it would be reasonable for you to treat any gain or loss you recognize upon the sale, exchange, redemption or maturity of your notes (excluding amounts attributable to interest) as capital gain or loss in an amount equal to the difference between the amount you receive upon the sale, exchange or redemption of your notes or on the stated maturity date and the amount you paid for your notes. Such gain or loss generally would be long-term capital gain or loss if you held your notes for more than one year. If you are a U.S. alien holder (as defined in “Supplemental Discussion of Federal Income Tax Consequences” below), and your notes bear interest, we intend to withhold on the interest payments on your notes at a 30% rate. Please also consult your tax advisor concerning the U.S. federal income tax and any other applicable tax consequences to you of owning your notes in your particular circumstances.

The Internal Revenue Service announced on December 7, 2007 that it is actively considering the proper federal tax treatment of financial instruments such as the notes and it is possible that any future guidance could adversely affect the tax treatment and the value of the notes. Except to the extent otherwise provided by law, GS Finance Corp. intends to continue treating the notes for U.S. federal income tax purposes in accordance with the treatment set forth in “Supplemental Discussion of Federal Income Tax Consequences” on page S-42 unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate.

In addition, legislation was introduced in Congress in 2007, that, if enacted, would have required holders that acquire the notes after the bill is enacted to accrue interest income over the term of such notes even if there may be no interest payments over the term of the notes. It is not possible to predict whether a similar or an identical bill will be enacted in the future and whether any such bill would affect the tax treatment of your notes.

The tax discussion herein addresses certain tax consequences that are generally expected to be applicable to the notes issued off of this product supplement no. 35 but it does not address the tax treatment of any particular note. Accordingly, tax consequences different than those described herein may be applicable to any particular note. The tax consequences for a particular note will be discussed in the applicable pricing supplement.

If you are a non-U.S. investor, please also read the section of this product supplement no. 35 called “Supplemental Discussion of Federal Income Tax Consequences”.

You are urged to consult your tax advisor regarding all aspects of the U.S. federal income tax consequences of investing in the notes as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Certain Considerations for Insurance Companies and Employee Benefit Plans

Any insurance company or fiduciary of a pension plan or other employee benefit plan that is subject to the prohibited transaction rules of the Employee Retirement Income Security Act of 1974, as amended, which we call “ERISA”, or the Internal Revenue Code of 1986, as amended, including an IRA or a Keogh plan (or a governmental plan to which similar prohibitions apply), and that is considering purchasing the notes with the assets of the insurance company or the assets of such a plan, should consult with its counsel regarding whether the purchase or holding of the notes could become a “prohibited transaction” under ERISA, the Internal Revenue Code or any substantially similar prohibition in light of the representations a purchaser or holder in any of the above categories is deemed to make by purchasing and holding the notes. This is discussed in more detail under “Employee Retirement Income Security Act” below.

GENERAL TERMS OF THE NOTES

In addition to the terms described on the pages S-1 through S-9 of this product supplement no. 35, the following general terms will apply to the notes:

Underlier, Basket Underlier, Underlier Sponsor and Underlier Stocks

In this product supplement no. 35, when we refer to an underlier, we mean the applicable underlier specified in the applicable pricing supplement, or any successor underlier, as such underlier or successor underlier may be modified, replaced or adjusted from time to time as described in the applicable general terms supplement. When we refer to a basket underlier, we mean the applicable underlier included in the basket specified in the applicable pricing supplement, or any successor underlier, as such underlier or successor underlier may be modified, replaced or adjusted from time to time as described in the applicable general terms supplement. When we refer to an underlier sponsor as of any time, we mean the entity, including any successor sponsor, that determines and publishes the applicable underlier as then in effect, if applicable. When we refer to the underlier stocks as of any time, except as otherwise stated herein or in any applicable pricing supplement hereto, we mean the stocks that comprise the applicable underlier or basket underlier, or any constituent underlier of such underlier or basket underlier, as then in effect, after giving effect to any additions, deletions or substitutions. If applicable, when we refer to constituent indices as of any time, except as otherwise stated herein or in any applicable pricing supplement hereto, we mean the component indices that may comprise the applicable underlier as then in effect, after giving effect to any additions, deletions or substitutions.

Payment of Principal on Stated Maturity Date

On the stated maturity date, we will exchange each of your notes for the cash settlement amount, if any, subject to any adjustments or modifications as described below.

Cash Settlement Amount for Notes With a Threshold Level

This subsection entitled “— Cash Settlement Amount for Notes With a Threshold Level” is applicable to your notes if the applicable pricing supplement specifies a threshold level for your notes. If the applicable pricing supplement so provides, the threshold level will be a specified percentage (less than 100% and greater than 0%) of the initial underlier level or initial basket level.

Notes Linked to a Single Underlier. If the final underlier level is greater than the initial underlier level, the cash settlement amount will be an amount in cash equal to the sum of (i) the face amount of each of your notes plus (ii) the product of the face amount of each of your notes times the participation rate or multiplier, as applicable, times the underlier return, subject to adjustment described under “— Cash Settlement Amount for Notes Subject to a Cap Level — Notes Linked to a Single Underlier” below if the applicable pricing supplement specifies a cap level. Since the underlier return will be a positive amount in this case, the cash settlement amount will be greater than the face amount of each of your notes.

●	The participation rate or multiplier, as applicable, will be a positive percentage, which may be greater than, equal to or less than 100%, specified in the applicable pricing supplement.

●	The underlier return will equal the result of (i) the final underlier level minus the initial underlier level divided by (ii) the initial underlier level, expressed as a percentage.

●	The final underlier level will equal the closing level of the underlier on the determination date or, if the applicable pricing supplement specifies multiple averaging dates, the arithmetic average of the closing levels of the underlier on each of the specified averaging dates, subject to adjustments as described in the applicable general terms supplement and, if applicable, “— Cash Settlement Amount for Notes With Underliers Denominated in Non-U.S. Dollars and That Are Adjusted to Reflect Their U.S. Dollar Value” below.

●	The initial underlier level will be specified in the applicable pricing supplement.

If the final underlier level is less than or equal to the initial underlier level by not more than the threshold amount (i.e., the final underlier level is greater than or equal to the threshold level), the cash settlement amount will equal the face amount of each of your notes.

If the final underlier level is less than the initial underlier level by more than the threshold amount (i.e., the final underlier level is less than the threshold level), the cash settlement amount will be an amount in cash equal to the sum of (i) the face amount of each of your notes plus (ii) the product of (A) the face amount of each of your notes times (B) the threshold multiplier times (C) the sum of the underlier return plus the threshold amount. Since the sum of the underlier return plus the threshold amount will be a negative amount in this case, the cash settlement amount will be less than the face amount of each of your notes and, if the threshold multiplier specified in the applicable pricing supplement is greater than 1.0, the cash settlement amount could even be zero.

●	The threshold multiplier in this case will be positive and specified in the applicable pricing supplement, and is expected to equal either (i) the quotient of the initial underlier level divided by the threshold level or (ii) 1.0.

●	The threshold amount in this case will be a positive percentage specified in the applicable pricing supplement, and is expected to equal (i) the initial underlier level minus the threshold level divided by (ii) the initial underlier level, expressed as a percentage.

Notes Linked to a Basket of Underliers. If the final basket level is greater than the initial basket level, the cash settlement amount will be an amount in cash equal to the sum of (i) the face amount of each of your notes plus (ii) the product of the face amount of each of your notes times the participation rate or multiplier, as applicable, times the basket return, subject to adjustment described under “— Cash Settlement Amount for Notes Subject to a Cap Level — Notes Linked to a Basket of Underliers” below if the applicable pricing supplement specifies a cap level. Since the basket return will be a positive amount in this case, the cash settlement amount will be greater than the face amount of each of your notes.

●	The basket return will equal the result of (i) the final basket level minus the initial basket level divided by (ii) the initial basket level.

●	The final basket level will be the basket closing level on the determination date or, if the applicable pricing supplement specifies multiple averaging dates, the arithmetic average of the basket closing levels on each of the specified averaging dates, subject to adjustments as described in the applicable general terms supplement.

●	The basket closing level on any given trading day will equal the sum of the products, as calculated for each basket underlier, of the closing level for such basket underlier on such trading day multiplied by its respective weighting multiplier, subject to adjustment, if applicable, as described below under “— Cash Settlement Amount for Notes With Underliers Denominated in Non-U.S. Dollars and That Are Adjusted to Reflect Their U.S. Dollar Value” below.

●	A basket underlier refers to any underlier in the specified basket of underliers.

●	A weighting multiplier for a basket underlier is a positive amount specified in the applicable pricing supplement, which is expected to equal the quotient of (i) the product of the initial basket level times the weighting percentage for such basket underlier divided by (ii) the initial underlier level for such basket underlier, as set forth in the applicable pricing supplement for your notes, subject to adjustment as described under “— Discontinuance or Modification of an Underlier” below.

●	The weighting percentage for each basket underlier will be the applicable percentage weight within the basket provided for such basket underlier as specified in the applicable pricing supplement. The sum of the weighting percentages for all of the basket underliers will be 100%.

●	The initial basket level will be specified in the applicable pricing supplement.

If the final basket level is less than or equal to the initial basket level by not more than the threshold amount (i.e., the final basket level is greater than or equal to the threshold level), the cash settlement amount will equal the face amount of each of your notes.

If the final basket level is less than the initial basket level by more than the threshold amount (i.e., the final basket level is less than the threshold level), the cash settlement amount will be an amount in cash equal to the sum of (i) the face amount of each of your notes plus (ii) the product of the face amount of each of your notes times the threshold multiplier times the sum of the basket return plus the threshold amount. Since the sum of the basket return plus the threshold amount will be a negative amount in this case, the cash settlement amount will be less than the face amount of each of your notes and, if the threshold multiplier specified in the applicable pricing supplement is greater than 1.0, the cash settlement amount could even be zero.

●	The threshold multiplier in this case will be positive a specified in the applicable pricing supplement, and is expected to equal either (i) the quotient of the initial basket level divided by the threshold level, expressed as a percentage, or (ii) 1.0.

●	The threshold amount in this case will be a positive amount specified in the applicable pricing supplement, and is expected to equal (i) the initial basket level minus the threshold level divided by (ii) the initial basket level, expressed as a percentage.

Cash Settlement Amount for Notes Without a Threshold Level

This subsection entitled “— Cash Settlement Amount for Notes Without a Threshold Level” is applicable to your notes if the applicable pricing supplement does not specify a threshold level or specifies that a threshold level is not applicable to your notes.

Notes Linked to a Single Underlier. If the final underlier level is greater than or equal to the initial underlier level, the cash settlement amount will be determined as described under “— Cash Settlement Amount for Notes With a Threshold Level — Notes Linked to a Single Underlier” above.

If the final underlier level is less than the initial underlier level, the cash settlement amount will be an amount in cash equal to the sum of (i) the face amount of each of your notes plus (ii) the product of the face amount of each of your notes times the underlier return. Since the underlier return will be a negative amount in this case, the cash settlement amount will be less than the face amount of each of your notes and could even be zero.

Notes Linked to a Basket of Underliers. If the final basket level is greater than or equal to the initial basket level, the cash settlement amount will be determined as described under “— Cash Settlement Amount for Notes With a Threshold Level — Notes Linked to a Basket of Underliers” above.

If the final basket level is less than the initial basket level, the cash settlement amount will be an amount in cash equal to the sum of (i) the face amount of each of your notes plus (ii) the product of the face amount of each of your notes times the basket return. Since the basket return will be a negative amount in this case, the cash settlement amount will be less than the face amount of each of your notes and could even be zero.

Cash Settlement Amount for Notes Subject to a Cap Level

The cash settlement amount, if any, for your notes will be modified as described under this subsection entitled “— Cash Settlement Amount for Notes Subject to a Cap Level” only if the applicable pricing supplement specifies a cap level for your notes. If the applicable pricing supplement so provides, the cap level will be a specified percentage (which will be greater than 100%) of the initial underlier or basket level.

Notes Linked to a Single Underlier. If a cap level is specified in the applicable pricing supplement, the cash settlement amount will equal the lesser of (i) the cash settlement amount calculated as described under the subsection entitled “— Cash Settlement Amount for Notes With a Threshold Level — Notes Linked to a Single Underlier” or “— Cash Settlement Amount for Notes Without a Threshold Level — Notes Linked to a Single Underlier” above, as the case may be, and (ii) the maximum settlement amount.

●	The maximum settlement amount in this case is an amount in cash equal to the sum of (i) the face amount of each of your notes plus (ii) the product of (A) the face amount of each of your notes times (B) the multiplier times (C) the quotient of (1) the cap level minus the initial underlier level divided by (2) the initial underlier level.

Because of the formula we use to calculate the maximum settlement amount, the cash settlement amount calculated under this subsection entitled “— Cash Settlement Amount for Notes Subject to a Cap Level” will always be less than the cash settlement amount calculated without regard to the cap level if the final underlier level is greater than the cap level.

Notes Linked to a Basket of Underliers. If a cap level is specified in the applicable pricing supplement, the cash settlement amount will equal the lesser of (i) the cash settlement amount calculated as described under the subsection entitled “— Cash Settlement Amount for Notes With a Threshold Level — Notes Linked to a Basket of Underliers” or “— Cash Settlement Amount for Notes Without a Threshold Level — Notes Linked to a Basket of Underliers” above, as the case may be, and (ii) the maximum settlement amount.

●	The maximum settlement amount in this case is an amount in cash equal to the sum of (i) the face amount of each of your notes plus (ii) the product of (A) the face amount of each of your notes times (B) the multiplier times (C) the quotient of (1) the cap level minus the initial basket level divided by (2) the initial basket level.

Because of the formula we use to calculate the maximum settlement amount, the cash settlement amount calculated under this subsection entitled “— Cash Settlement Amount for Notes Subject to a Cap Level” will always be less than the cash settlement amount calculated without regard to the cap level if the final basket level is greater than the cap level.

Cash Settlement Amount for Notes With Underliers Denominated in Non-U.S. Dollars and That Are Adjusted to Reflect Their U.S. Dollar Value

This subsection entitled “— Cash Settlement Amount for Notes With Underliers Denominated in Non-U.S. Dollars and That Are Adjusted to Reflect Their U.S. Dollar Value” is applicable only if the applicable pricing supplement specifies that an underlier or basket underliers denominated in currencies other than U.S. dollars will be adjusted to reflect their U.S. dollar value. If the applicable pricing supplement so provides, the closing level of the underlier or each basket underlier will be adjusted to reflect the U.S. dollar value of the underlier using the applicable exchange rate specified in the applicable pricing supplement.

●	The exchange rate for an underlier on any trading day will be as described in the applicable pricing supplement.

●	The adjusted closing level with respect to the underlier or a basket underlier on any trading day will equal the closing level of such underlier on such trading day converted into U.S. dollars using the exchange rate with respect to such underlier on such trading day.

●	The final underlier level with respect to the underlier or a basket underlier will equal the adjusted closing level of such underlier on the determination date or, if the applicable pricing supplement specifies multiple averaging dates, the arithmetic average of the adjusted closing levels of the underlier on each of the specified averaging dates, subject to adjustment as described in the applicable general terms supplement.

●	The basket closing level on any trading day will equal the sum of the products, as calculated for each basket underlier, of the adjusted closing level of such basket underlier multiplied by its respective weighting multiplier.

The cash settlement amount will be as described under “— Cash Settlement Amount For Notes With a Threshold Level”, “— Cash Settlement Amount For Notes Without a Threshold Level” or “— Cash Settlement Amount For Notes Subject to a Cap Level” above.

Role of Calculation Agent

The calculation agent, in its sole discretion, will make all determinations regarding the interest payment, if applicable; the final underlier or basket level; the underlier return; the basket return; market disruption events; successor underliers; the exchange rates, if applicable; stated maturity date; determination date; averaging dates, if applicable; business days, trading days; the cash settlement amount and the amount payable on your notes at maturity or upon redemption; and any other determination as applicable or specified in the applicable pricing supplement. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent.

Please note that the firm named as the calculation agent in this product supplement no. 35 is the firm serving in that role as of the issue date of your notes, unless otherwise specified in the applicable pricing supplement. We may change the calculation agent after the issue date without notice and the calculation agent may resign as calculation agent at any time upon 60 days’ written notice to GS Finance Corp.

USE OF PROCEEDS

We intend to lend the net proceeds from the sale of the notes to The Goldman Sachs Group, Inc. or its affiliates. The Goldman Sachs Group, Inc. expects to use the proceeds from such loans for the purposes we describe in the accompanying prospectus under “Use of Proceeds”. We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the offered notes as described below.

HEDGING

In anticipation of the sale of the notes, we and/or our affiliates expect to enter into hedging transactions involving purchases of the underlier (in the case of exchange-traded funds), the underlier stocks, listed or over-the-counter options, futures and/or other instruments linked to the underliers, constituent indices of such underlier, the underlier stocks, foreign currencies or other instruments linked to the underliers, constituent indices of such underlier, the underlier stock, indices designed to track the performance of the relevant equity markets or components of such markets on or before the trade date. In addition, from time to time after we issue the notes, we and/or our affiliates expect to enter into additional hedging transactions and to unwind those we have entered into, in connection with the notes and perhaps in connection with other notes we issue, some of which may have returns linked to any one or more of the underliers, one or more of the constituent indices thereof, as applicable, the underlier stocks or foreign currencies. Consequently, with regard to your notes, from time to time, we and/or our affiliates:

●	expect to acquire or dispose of positions in listed or over-the-counter options, futures or other instruments linked to some or all of the underliers, some or all of the constituent indices of such underlier or some or all underlier stocks or foreign currencies;

●	may take or dispose of positions in the securities of the underlier stock issuers themselves or the underlier (in the case of exchange-traded funds);

●	may take or dispose of positions in listed or over-the-counter options or other instruments based on underliers designed to track the performance of the stock exchanges or other components of the equity markets;

●	may take short positions in the underlier stocks or other securities of the kind described above — i.e., we and/or our affiliates may sell securities of the kind that we do not own or that we borrow for delivery to purchaser; and/or

●	may acquire or dispose of U.S. dollars in foreign exchange transactions involving the Japanese yen, euro, British pound sterling or other foreign currency or currencies.

We and/or our affiliates may acquire a long or short position in securities similar to your notes from time to time and may, in our or their sole discretion, hold or resell those securities.

In the future, we and/or our affiliates expect to close out hedge positions relating to the notes and perhaps relating to other notes with returns linked to the underliers, the constituent indices of such underliers, as applicable, the underlier stocks or the foreign currencies. We expect these steps to involve sales of instruments linked to the underliers, the underlier stocks or the foreign currencies on or shortly before the determination date. These steps also may involve sales and/or purchases of some or all of the underlier stocks or listed or over-the-counter options, futures or other instruments linked to any one or more of the underliers, constituent underliers thereof or the foreign currencies, some or all of the underlier stocks, constituent indices or indices designed to track the performance of the U.S., European, Asian or other stock exchanges or other components of the U.S., European, Asian or other equity markets or other components of such markets, as applicable.

The hedging activity discussed above may adversely affect the market value of your notes from time to time and the value of the consideration that we will deliver on your notes at maturity. See the applicable general terms supplement for a discussion of these adverse effects.

SUPPLEMENTAL DISCUSSION OF FEDERAL INCOME TAX CONSEQUENCES

The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus supplement.

The following section is the opinion of Sidley Austin LLP, counsel to GS Finance Corp. and The Goldman Sachs Group, Inc. In addition, it is the opinion of Sidley Austin LLP that the characterization of the notes for U.S. federal income tax purposes that will be required under the terms of the notes, as discussed below, is a reasonable interpretation of current law.

The following discussion addresses certain tax consequences that are generally expected to be applicable to the notes issued off of this product supplement no. 35 but it does not address the tax treatment of any particular note. Accordingly, tax consequences different than those described herein may be applicable to any particular note. The tax consequences for a particular note will be discussed in the applicable pricing supplement. Furthermore, this discussion only addresses the tax treatment of notes that are not linked to currency exchange rates. The tax treatment of currency-linked notes will be addressed in the applicable pricing supplement.

This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

●	a dealer in securities or currencies;

●	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;

●	a bank;

●	a life insurance company;

●	a tax exempt organization;

●	a partnership;

●	a regulated investment company;

●	a common trust fund;

●	a person that owns a note as a hedge or that is hedged against interest rate or currency risks;

●	a person that purchases or sells the note as part of a wash-sale for tax purposes;

●	a person that owns a note as part of a straddle or conversion transaction for tax purposes; or

●	a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

Although this section is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect, no statutory, judicial or administrative authority directly addresses how your notes should be treated for U.S. federal income tax purposes, and as a result, the U.S. federal income tax consequences of your investment in your notes are uncertain. Moreover, these laws are subject to change, possibly on a retroactive basis.

You should consult your tax advisor concerning the U.S. federal income tax and any other applicable tax consequences of your investments in the notes, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

United States Holders

This section applies to you only if you are a United States holder that holds your notes as a capital asset for tax purposes. You are a United States holder if you are a beneficial owner of each of your notes and you are:

●	a citizen or resident of the United States;

●	a domestic corporation;

●	an estate whose income is subject to U.S. federal income tax regardless of its source; or

●	a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

You will be obligated pursuant to the terms of the notes – in the absence of a change in law, an administrative determination or a judicial ruling to the contrary – to characterize each note for all tax purposes as a pre-paid forward contract or a pre-paid derivative contract (which is an income-bearing pre-paid forward contract or pre-paid derivative contract if the notes bear interest) in respect of the underlier or basket of underliers, as specified in the applicable pricing supplement. Except as otherwise noted below, the discussion herein assumes that the notes will be so treated.

If your notes bear interest, it is likely that any interest payment will be taxed as ordinary income in accordance with your regular method of accounting for U.S. federal income tax purposes.

Upon the sale, exchange, redemption or maturity of your notes, it would be reasonable for you to recognize capital gain or loss equal to the difference, if any, between the amount of cash you receive at such time (excluding amounts attributable to interest) and your tax basis in your notes. Your tax basis in the notes will generally be equal to the amount that you paid for the note. If you hold your notes for more than one year, the gain or loss generally will be long-term capital gain or loss, except to the extent attributable to accrued but unpaid interest, if any, with respect to your notes. If you hold your notes for one year or less, the gain or loss generally will be short-term capital gain or loss, except to the extent attributable to accrued but unpaid interest, if any, with respect to your notes. Any resulting character mismatch may result in adverse tax consequences to you, because an investor’s ability to deduct capital losses is subject to significant limitations.

We will not attempt to ascertain whether any underlier, component of any underlier or any underlier included in a basket would be treated as a “passive foreign investment company” (“PFIC”), within the meaning of Section 1297 of the Internal Revenue Code. If any underlier, component of any underlier or any underlier included in a basket were so treated, certain adverse U.S. federal income tax consequences could possibly apply to a United States holder. You should refer to information filed with the SEC with respect to each underlier, each component of any underlier or each underlier included in a basket and consult your tax advisor regarding the possible consequences to you, if any, if the issuer of a particular underlier, component of any underlier or underlier included in a basket is or becomes a PFIC.

No statutory, judicial or administrative authority directly discusses how your notes should be treated for U.S. federal income tax purposes. As a result, the U.S. federal income tax consequences of your investment in the notes are uncertain and alternative characterizations are possible. Accordingly, we urge you to consult your tax advisor in determining the tax consequences of an investment in your notes in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

Alternative Treatments. There is no judicial or administrative authority discussing how your notes should be treated for U.S. federal income tax purposes. Therefore, the Internal Revenue Service might assert that a treatment other than that described above is more appropriate. For example, the Internal Revenue Service could treat your notes as a single debt instrument subject to special rules governing contingent payment debt instruments if your notes have a term of more than one year. Under those rules, the amount of interest you are required to take into account for each accrual period would be determined by constructing a projected payment schedule for the notes and applying rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied by first determining the comparable yield – i.e., the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to your notes – and then determining a payment schedule as of the issue date that would produce the comparable yield. These rules may have the effect of requiring you to include interest in income in respect of your notes prior to your receipt of cash attributable to that income.

If the rules governing contingent payment debt instruments apply, you would recognize gain or loss upon the sale, exchange, redemption or maturity of your notes in an amount equal to the difference, if any, between the amount of cash you receive at that time and your adjusted basis in your notes. In general, your adjusted basis in your notes would equal the amount you paid for your notes, increased by the amount of interest you previously accrued with respect to your notes, in accordance with the comparable yield and the projected payment schedule for your notes, and decreased by the amount of any noncontingent payment and the projected amount of any contingent payment previously made to you with respect to your notes.

If the rules governing contingent payment debt instruments apply, any gain you recognize upon the sale, exchange, redemption or maturity of your notes would be ordinary interest income. Any loss you recognize at that time would be ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of your notes, and thereafter, as a capital loss.

If the rules governing contingent payment debt instruments apply, special rules would apply to a person who purchases notes at a price other than the adjusted issue price as determined for tax purposes.

If your notes have a term of one year or less, the Internal Revenue Service may assert that your notes should be treated as contingent short-term debt instruments. Although there is no authority that specifically addresses the tax treatment of contingent short-term debt instruments, it is likely that, if your notes are so treated, you should not recognize any income prior to the maturity of the notes (except for any stated interest on the notes). If your notes are so treated and you are an initial purchaser of the notes whose taxable year does not end on a day that is between the determination date and the maturity date, upon the maturity of your notes you should recognize ordinary income or short-term capital loss in an amount equal to the difference between the amount you receive with respect to your notes at such time (other than amounts attributable to accrued but unpaid interest) and the amount you paid for your notes. Upon the sale, exchange or redemption of your notes, it would be reasonable for you to recognize short-term capital gain or loss in an amount equal to the difference between the amount you paid for your notes and the amount received by you upon such sale, exchange or redemption (other than amounts attributable to accrued but unpaid interest), unless your notes are sold, exchanged or redeemed between the determination date and the maturity date, in which case it would be reasonable for you to generally treat any gain that you recognize as ordinary income and any loss that you recognize as a short-term capital loss. If you are a secondary purchaser of the notes, special rules apply to you and you should consult your tax advisor. There is no statutory, judicial or administrative authority that governs how short-term contingent debt should be treated for U.S. federal income tax purposes. Accordingly, if your notes have a term of less than one year, you should consult your tax advisor about this potential alternative treatment.

It is possible that the Internal Revenue Service could seek to characterize your notes in a manner that results in tax consequences to you different from those described above. For example, if your notes bear interest, your notes could also be treated as a unit consisting of a forward contract (the “Forward Contract”) and an interest-bearing cash deposit used to secure your obligation to purchase the underlier under the Forward Contract (the “Cash Deposit”). Under this characterization, if you are an initial purchaser of the notes, your notes would likely be treated for U.S. federal income tax purposes in the same manner as an income-bearing pre-paid derivative contract as described above. If, however you are a secondary purchaser of the notes, you would likely be required to allocate your purchase price for the notes between the Forward Contract and the Cash Deposit based on the respective fair market value of each on the date of the purchase. If the portion of your purchase price allocated to the Cash Deposit is at a discount from, or is in excess of, the principal amount of your note, you may be subject to the market discount or amortizable bond premium rules described in the accompanying prospectus under “United States Taxation — Taxation of Debt Securities — United States Holders — Market Discount” and “United States Taxation — Taxation of Debt Securities — United States Holders — Debt Securities Purchased at a Premium” with respect to the Cash Deposit. Accordingly, if you purchase your notes in the secondary market, you should consult your tax advisor as to the possible application of such rules to you.

If your notes bear interest, it is also possible that the Internal Revenue Service could seek to characterize your notes as notional principal contracts. If your notes bear interest, it is also possible that the interest payments would not be treated as either interest or ordinary income for U.S. federal income tax purposes, but instead would be treated in some other manner. For example, the interest payments could be treated all or in part as contract fees in respect of a forward contract, and the U.S. federal income tax treatment of such contract fees is uncertain. In addition, if your notes provide a fixed supplemental amount of return irrespective of the performance of the underlier or basket of underliers, it is possible that the Internal Revenue Service may take the position that you are required to accrue the supplemental amount in ordinary income over the life of your notes or that it should be characterized as ordinary income upon the maturity of the notes irrespective of the amount you receive upon the maturity of your notes.

In addition, if your notes are properly treated as a pre-paid forward or derivative contract (or income-bearing forward or derivative contract), the constructive ownership rules of Section 1260 of the Internal Revenue Code could possibly apply to notes that have a term in excess of one year if (a) the underlier is an ETF, (b) the underlier is an index that includes an ETF or other “pass-thru entity” (as defined in Section 1260(c)(2)), or (c) the notes are linked to a basket that includes (a) or (b). If your notes are subject to the constructive ownership rules, it is possible that any long-term capital gain that you realize upon the sale, exchange, redemption or maturity of your notes would be recharacterized as ordinary income (and you would be subject to an interest charge on deferred tax liability with respect to such amounts). The application of the constructive ownership rules to the notes will depend on the particular terms of the note. In particular, the application of the constructive ownership rules to a note linked to an index or basket is uncertain. Therefore, you are strongly urged to consult your tax advisor with respect to the possible application of the constructive ownership rules to your investment in the notes.

It is also possible that your notes could be treated in the manner described above, except that (i) any gain or loss that you recognize at maturity would be treated as ordinary gain or loss or (ii) you should not include the interest payments, if any, in income as you receive them but instead you should reduce your basis in your notes by the amount of the interest payments that you receive. In addition, it is possible that you could recognize gain when there is a change to the components of the underlier or any of the underliers that comprise the basket. You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of your notes for U.S. federal income tax purposes.

Possible Change in Law

On December 7, 2007, the Internal Revenue Service released a notice stating that the Internal Revenue Service and the Treasury Department are actively considering the proper federal income tax treatment of an instrument such as your notes, including whether the holder of an instrument such as your notes should be required to accrue ordinary income on a current basis and whether gain or loss should be ordinary or capital. It is not possible to determine what guidance they will ultimately issue, if any. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. Except to the extent otherwise provided by law, GS Finance Corp. intends to continue treating the notes for U.S. federal income tax purposes in accordance with the treatment set forth in this section unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate. You are urged to consult your tax advisor as to the possibility that any legislative or administrative action may adversely affect the tax treatment and the value of your notes.

Moreover, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired such notes after the bill was enacted to accrue interest income over the term of such notes even though there may be no interest payments over the term of such notes. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of such notes.

It is impossible to predict what any such legislation or administrative or regulatory guidance might provide, and whether the effective date of any legislation or guidance will affect notes that were issued before the date that such legislation or guidance is issued. You are urged to consult your tax advisor as to the possibility that any legislative or administrative action may adversely affect the tax treatment of your notes.

Backup Withholding and Information Reporting

Please see the discussion under “United States Taxation — Taxation of Debt Securities — Backup Withholding and Information Reporting — United States Holders” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on your notes. These rules will apply notwithstanding that we do not intend to treat the notes as debt for tax purposes.

United States Alien Holders

This section applies to you only if you are a United States alien holder. You are a United States alien holder if you are the beneficial owner of notes and are, for U.S. federal income tax purposes:

●	a nonresident alien individual;

●	a foreign corporation; or

●	an estate or trust that in either case is not subject to U.S. federal income tax on a net income basis on income or gain from notes.

If your notes bear interest, because the U.S. federal income tax treatment (including the applicability of withholding) of the interest payments on the notes is uncertain, in the absence of further guidance, we intend to withhold on the interest payments (including any interest payments on your notes at maturity) made to you at a 30% rate or at a lower rate specified by an applicable income tax treaty under an “other income” or similar provision. We will not make payments of any additional amounts. To claim a reduced treaty rate for withholding, you generally must provide a valid Internal Revenue Service Form W-8BEN, Internal Revenue Service Form W-8BEN-E or an acceptable substitute form upon which you certify, under penalty of perjury, your status as a United States alien holder and your entitlement to the lower treaty rate. Payments will be made to you at a reduced treaty rate of withholding only if such reduced treaty rate would apply to any possible characterization of the payments (including, for example, if the payments were characterized as contract fees). Withholding also may not apply to interest payments made to you if: (i) the interest payments are “effectively connected” with your conduct of a trade or business in the United States and are includable in your gross income for U.S. federal income tax purposes, (ii) the interest payments are attributable to a permanent establishment that you maintain in the

United States, if required by an applicable tax treaty, and (iii) you comply with the requisite certification requirements (generally, by providing an Internal Revenue Service Form W-8ECI). If you are eligible for a reduced rate of United States withholding tax, you may obtain a refund of any amounts withheld in excess of that rate by filing a refund claim with the U.S. Internal Revenue Service.

“Effectively connected” payments includable in your United States gross income are generally taxed at rates applicable to United States citizens, resident aliens, and domestic corporations; if you are a corporate United States alien holder, “effectively connected” payments may be subject to an additional “branch profits tax” under certain circumstances.

Whether or not your notes bear interest, you will be subject to generally applicable information reporting and backup withholding requirements with respect to payments on your notes and, notwithstanding that we do not intend to treat the notes as debt for tax purposes, we intend to backup withhold on such payments with respect to your notes unless you comply with the requirements necessary to avoid backup withholding on debt instruments (in which case you will not be subject to such backup withholding) as set forth under “United States Taxation – Taxation of Debt Securities – Backup Withholding and Information Reporting – United States Alien Holders” in the accompanying prospectus.

As discussed above, alternative characterizations of the notes for U.S. federal income tax purposes are possible. Should an alternative characterization of the notes, by reason of a change or clarification of the law, by regulation or otherwise, cause payments at maturity with respect to the notes to become subject to withholding tax, we will withhold tax at the applicable statutory rate and we will not make payments of any additional amounts. Prospective United States alien holders of the notes should consult their tax advisors in this regard.

We will not attempt to ascertain whether any underlier, component of any underlier or any underlier included in a basket would be treated as a “United States real property holding corporation” (“USRPHC”), within the meaning of Section 897 of the Internal Revenue Code. If any underlier or component of any underlier were so treated, certain adverse U.S. federal income tax consequences could possibly apply to a United States alien holder. You should refer to information filed with the SEC with respect to each underlier, each component of any underlier or each underlier included in a basket and consult your tax advisor regarding the possible consequences to you, if any, if the issuer of a particular underlier, component of any underlier or underlier included in a basket is or becomes a USRPHC.

Furthermore, on December 7, 2007, the Internal Revenue Service released Notice 2008-2 soliciting comments from the public on various issues, including whether instruments such as your notes should be subject to withholding. It is therefore possible that rules will be issued in the future, possibly with retroactive effects, that would cause payments on your notes at maturity to be subject to withholding, even if you comply with certification requirements as to your foreign status.

The Treasury Department has issued regulations under which amounts paid or deemed paid on certain financial instruments (“871(m) financial instruments”) that are treated as attributable to U.S.-source dividends could be treated, in whole or in part depending on the circumstances, as a “dividend equivalent” payment that is subject to tax at a rate of 30% (or a lower rate under an applicable treaty), which in the case of any interest payments and any amounts you receive upon the sale, exchange or maturity of your notes, could be collected via withholding. If these regulations were to apply to the notes we may be required to withhold such taxes if any U.S.-source dividends are paid on the applicable underlier, component of an underlier or underlier included in a basket during the term of the notes. We could also require you to make certifications prior to any interest payment or the maturity of the notes in order to avoid or minimize withholding obligations, and we could withhold accordingly (subject to your potential right to claim a refund from the Internal Revenue Service) if such certifications were not received or were not satisfactory. If withholding was required, we would not be required to pay any additional amounts with respect to amounts so withheld. These regulations generally apply to any payment made on or after January 1, 2017 with respect to any 871(m) financial instrument issued on or after January 1, 2017. You should consult your tax advisor concerning these regulations or subsequent official guidance and regarding any other possible alternative characterizations of your notes for U.S. federal income tax purposes. You should consult your tax advisor concerning these regulations or subsequent official guidance and regarding any other possible alternative characterizations of your notes for U.S. federal income tax purposes.

Foreign Account Tax Compliance Act (FATCA) Withholding

Pursuant to Treasury regulations, Foreign Account Tax Compliance Act (FATCA) withholding (as described in “United States Taxation—Taxation of Debt Securities—Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus) will generally apply to obligations that are issued on or after July 1, 2014; therefore, the notes will generally be subject to FATCA withholding. However, according to published guidance, the withholding tax described above will not apply to payments of gross proceeds from the sale, exchange, redemption or other disposition of the notes made before January 1, 2019.

EMPLOYEE RETIREMENT INCOME SECURITY ACT

This section is only relevant to you if you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh Plan) proposing to invest in the notes.

The U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the U.S. Internal Revenue Code of 1986, as amended (the “Code”), prohibit certain transactions (“prohibited transactions”) involving the assets of an employee benefit plan that is subject to the fiduciary responsibility provisions of ERISA or Section 4975 of the Code (including individual retirement accounts, Keogh plans and other plans described in Section 4975(e)(1) of the Code) (a “Plan”) and certain persons who are “parties in interest” (within the meaning of ERISA) or “disqualified persons” (within the meaning of the Code) with respect to the Plan; governmental plans may be subject to similar prohibitions unless an exemption applies to the transaction. The assets of a Plan may include assets held in the general account of an insurance company that are deemed “plan assets” under ERISA or assets of certain investment vehicles in which the Plan invests. Each of The Goldman Sachs Group, Inc. and certain of its affiliates may be considered a “party in interest” or a “disqualified person” with respect to many Plans, and, accordingly, prohibited transactions may arise if the notes are acquired by or on behalf of a Plan unless those notes are acquired and held pursuant to an available exemption. In general, available exemptions are: transactions effected on behalf of that Plan by a “qualified professional asset manager” (prohibited transaction exemption 84-14) or an “in-house asset manager” (prohibited transaction exemption 96-23), transactions involving insurance company general accounts (prohibited transaction exemption 95-60), transactions involving insurance company pooled separate accounts (prohibited transaction exemption 90-1), transactions involving bank collective investment funds (prohibited transaction exemption 91-38) and transactions with service providers under Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code where the Plan receives no less and pays no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code). The person making the decision on behalf of a Plan or a governmental plan shall be deemed, on behalf of itself and the plan, by purchasing and holding the notes, or exercising any rights related thereto, to represent that (a) the plan will receive no less and pay no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code) in connection with the purchase and holding of the notes, (b) none of the purchase, holding or disposition of the notes or the exercise of any rights related to the notes will result in a non-exempt prohibited transaction under ERISA or the Code (or, with respect to a governmental plan, under any similar applicable law or regulation), and (c) neither The Goldman Sachs Group, Inc. nor any of its affiliates is a “fiduciary” (within the meaning of Section 3(21) of ERISA or, with respect to a governmental plan, under any similar applicable law or regulation) with respect to the purchaser or holder in connection with such person’s acquisition, disposition or holding of the notes, or as a result of any exercise by The Goldman Sachs Group, Inc. or any of its affiliates of any rights in connection with the notes, and no advice provided by The Goldman Sachs Group, Inc. or any of its affiliates has formed a primary basis for any investment decision by or on behalf of such purchaser or holder in connection with the notes and the transactions contemplated with respect to the notes.

If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh plan) and propose to invest in the notes, you should consult your legal counsel.

SUPPLEMENTAL PLAN OF DISTRIBUTION

With respect to each note to be issued, GS Finance Corp. expects to agree to sell to Goldman, Sachs & Co., and Goldman, Sachs & Co. expects to agree to purchase from GS Finance Corp., the face amount of the notes specified, at the price specified under “Net proceeds to the issuer”, in the applicable pricing supplement. Goldman, Sachs & Co. proposes initially to offer each note it purchases to the public at the original issue price specified in the applicable pricing supplement and, if the applicable pricing supplement so provides, to certain securities dealers at such price less a concession or no concession as specified in the applicable pricing supplement.

In the future, Goldman, Sachs & Co. or other affiliates of GS Finance Corp. may repurchase and resell the notes in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or at negotiated prices. The estimated share of GS Finance Corp. of the total offering expenses for your notes, excluding underwriting discounts and commissions and marketing and licensing fees, will be provided in the applicable pricing supplement. For more Information about the plan of distribution and possible market-making activities, see “Plan of Distribution” in the accompanying prospectus.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) an offer of notes which are the subject of the offering contemplated by this product supplement no. 35 in relation thereto may not be made to the public in that Relevant Member State except that, with effect from and including the Relevant Implementation Date, an offer of such notes may be made to the public in that Relevant Member State:

a)	at any time to any legal entity which is a qualified investor as defined in the Prospectus Directive;

b)	at any time to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the relevant dealer or dealers nominated by the Issuer for any such offer; or

c)	at any time in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes shall require us or any dealer to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression “an offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State. The expression “Prospectus Directive” means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU), and includes any relevant implementing measure in each Relevant Member State.

Goldman, Sachs & Co. has represented and agreed that:

(a) in relation to any notes that have a maturity of less than one year (i) it is a person whose ordinary activities involve it in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of its business and (ii) it has not offered or sold and will not offer or sell any notes other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or who it is reasonable to expect will acquire, hold, manage or dispose of investments (as principal or agent) for the purposes of their businesses where the issue of the notes would otherwise constitute a contravention of Section 19 of the Financial Services and Markets Act 2000 (the “FSMA”) by GS Finance Corp.;

(b) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to GS Finance Corp.; and

(c) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

No advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), if such advertisement, invitation or document is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the notes which are or are intended to be disposed of only to persons outside of Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

The notes have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended), or the FIEA. The notes may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.

This product supplement no. 35, along with the applicable pricing supplement, the accompanying prospectus supplement and prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this product supplement no. 35, along with the applicable pricing supplement, the accompanying prospectus supplement and prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”)) under Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferred except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer in that corporation’s securities pursuant to Section 275(1A) of the SFA, (3) where no consideration is or will be given for the transfer, (4) as specified in Section 276(7) of the SFA, or (5) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore (“Regulation 32”).

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for six months after that trust has acquired the notes under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA, (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32.

Conflicts of Interest

Goldman, Sachs & Co. is an affiliate of GS Finance Corp. and The Goldman Sachs Group, Inc. and, as such, will have a “conflict of interest” in any offering of notes within the meaning of Financial Industry Regulatory Authority, Inc. (FINRA) Rule 5121. Consequently, any offering of notes will be conducted in compliance with the provisions of FINRA Rule 5121. Goldman, Sachs & Co. will not be permitted to sell notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

We have not authorized anyone to provide any information or to make any representations other than those contained in or incorporated by reference in this product supplement no. 35, the applicable general terms supplement, the accompanying prospectus or in any free writing prospectuses we have prepared. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may provide. This product supplement no. 35 is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this product supplement no. 35, the applicable general terms supplement, the accompanying prospectus and prospectus supplement is current only as of the respective dates of such documents.

GS Finance Corp.

Medium-Term Notes, Series E

fully and unconditionally

guaranteed by

The Goldman Sachs

Group, Inc.

Airbag Securities

Linked to an Underlier or a

Basket of Underliers

Medium-Term Notes, Series E

Goldman, Sachs & Co.